Exhibit 10.01

REDBUD GENERATING FACILITY

OWNERSHIP AND OPERATING AGREEMENT

by and among

GRAND RIVER DAM AUTHORITY,

OKLAHOMA GAS AND ELECTRIC COMPANY

and

OKLAHOMA MUNICIPAL POWER AUTHORITY

                    Page

ARTICLE I	DEFINITIONS AND INTERPRETATIONS	2
1.01	Defined Terms	2
1.02	Interpretations	17
ARTICLE II	REPRESENTATIONS AND WARRANTIES	18
2.01	GRDA Representations	18
2.02	OG&E Representations	19
2.03	OMPA Representations	20
ARTICLE III	OWNERSHIP	21
3.01	Ownership Interests and Pro Rata Shares	21
3.02	Waiver of Partition	22
ARTICLE IV	SCHEDULING AND DISPATCH	22
4.01	Owner Rights	22
4.02	Owner Responsibilities	22
4.03	Operations Manager Responsibilities	23
4.04	Sales, Purchases, Exchanges and Agency Agreements	24
4.05	Operations Manager’s Option to Purchase and Sell Defaulting Owner’s Pro Rata Share of Net Capability	24
ARTICLE V	EXECUTIVE COMMITTEE	25
5.01	Establishment of Executive Committee	25
5.02	Composition of Executive Committee	26
5.03	Meetings of Executive Committee	27
5.04	Powers and Duties of Executive Committee	27
5.05	Election, Powers and Duties of Chairman	28
5.06	Voting	29
5.07	Supermajority Matters	29
5.08	Deadlock	30
ARTICLE VI	OPERATION AND MAINTENANCE AND PAYMENT OF OPERATING COSTS	33
6.01	Operation of Redbud Generating Facility	33
6.02	Operating Costs and Other Costs and Expenses; Operating Budget; Budget Disputes	34

-i-

(continued)

Page

6.03	Claims Treated as Operating Costs	37
6.04	Fuel Supply	38
6.05	Participation in Budget Trading Programs and Allowances	38
6.06	Books and Records; Audits of Operating Costs and Costs of Capital Additions and Annual Audit of Operating Costs and Costs of Capital Additions Disputes	39
6.07	Removal or Resignation of Operations Manager	42
6.08	Reports and Forecasts	46
ARTICLE VII	CERTAIN COVENANTS OF EACH PARTY	47
7.01	Efforts to Satisfy Conditions Precedent, Construct, Operate and Maintain	47
7.02	Transmission Credits and Transmission	48
7.03	Certain Expenses	49
7.04	Certain Notices	50
ARTICLE VIII	TAXES	51
8.01	Ad Valorem Taxes	51
8.02	Income and Gross Receipts Taxes	51
8.03	Sales and Use Taxes	51
8.04	Other Taxes	51
8.05	Exemptions	52
8.06	Contested Taxes	52
8.07	Election Regarding Subchapter K	52
8.08	Nonpayment of Tax	53
8.09	Contribution for Taxes	53
ARTICLE IX	INSURANCE	53
9.01	General	53
9.02	Terms of Insurance	53
9.03	Procurement Procedures	54
9.04	Owner Insurance	54
ARTICLE X	CONDITIONS PRECEDENT	55
10.01	Condition Precedent to GRDA’s Obligations	55
10.02	Condition Precedent to OG&E’s Obligations	55

-ii-

(continued)

Page

10.03	Condition Precedent to OMPA’s Obligations	55
ARTICLE XI	DEFAULTS AND REMEDIES	55
11.01	Default	55
11.02	Demand for Performance	56
11.03	Disputed Defaults	56
11.04	Remedies	57
ARTICLE XII	DISPUTE RESOLUTION	59
12.01	Dispute Resolution; Arbitration	59
12.02	Performance during Dispute	64
ARTICLE XIII	LIMITATION OF LIABILITY AND INDEMNIFICATION	64
13.01	Owner Limitation	64
13.02	Operations Manager Limitation	64
13.03	Allocation	64
13.04	Indemnification by Owners of Operations Manager and Other Owners	65
13.05	Indemnification of Operations Manager by Owners against Third-Party Claims	65
13.06	Indemnification of Owners by Operations Manager	66
13.07	Sole and Exclusive Remedies	66
ARTICLE XIV	DAMAGE TO OR CONDEMNATION OF REDBUD GENERATING FACILITY; TERMINAITON OF OPERATIONS OF REDBUD GENERATING FACILITY	67
14.01	Damage or Condemnation	67
14.02	Termination of Operations	70
ARTICLE XV	TERM AND TERMINATION	71
15.01	Term	71
15.02	Termination	71
ARTICLE XVI	ASSIGNMENTS AND TRANSFERS OF OWNERSHIP INTERESTS	72
16.01	Assignments and Transfers	72
16.02	Rights of First Refusal	72
16.03	Exception to Rights of First Refusal	74
16.04	Admission of New Owner and Actions Necessary to Effect Assignment or Transfer of Ownership Interest	74

-iii-

(continued)

Page

ARTICLE XVII	MISCELLANEOUS	75
17.01	Governing Law	75
17.02	Force Majeure	75
17.03	Attorneys’ Fees and Litigation Expenses	75
17.04	Notices	75
17.05	Waivers	79
17.06	No Reliance	79
17.07	Assumption of Risk	79
17.08	Waiver of Defenses	79
17.09	No Third-Party Beneficiaries	79
17.10	Severability	80
17.11	Representation by Counsel	80
17.12	Further Assurances	80
17.13	GRDA and OMPA Disclosure	80
17.14	No Partnership	81
17.15	Ancillary Services	82
17.16	Access	82
17.17	Entire Agreement	82
17.18	Cooperation in Financing	83
17.19	Amendment	83

-iv-

EXHIBITS

Item	Description
Exhibit A	GRDA’s Knowledge Persons
Exhibit B	OG&E’s Knowledge Persons
Exhibit C	OMPA’s Knowledge Persons
Exhibit D	Administrative and General Expense Allocation Methodology
Exhibit E	Initial Ownership Interests and Pro Rata Shares
Exhibit F	Scheduling, Dispatch and Fuel Procedures
Exhibit G	Form of Agreement of Representation

-v-

REDBUD GENERATING FACILITY

OWNERSHIP AND OPERATING AGREEMENT

This Agreement is made and entered into as of the 21st day of January 2008 by and among Grand River Dam Authority, a governmental agency of the State of Oklahoma and a body politic and corporate (“GRDA”), Oklahoma Gas and Electric Company, an Oklahoma corporation (“OG&E”), and Oklahoma Municipal Power Authority, a governmental agency of the State of Oklahoma and a body politic and corporate (“OMPA”).

W I T N E S S E T H:

WHEREAS, OG&E is the owner and operator of electric generation, transmission and distribution facilities through which it is engaged in the business of generating, transmitting and selling electric energy to the general public and to other electric utilities, and GRDA and OMPA are the owners of ownership interests in and the operators of electric generation and transmission facilities through which each of them is engaged in the business of generating, transmitting and selling electric energy to its customers; and

WHEREAS, GRDA, OG&E and OMPA wish to participate in the common ownership and operation of the so-called the Redbud Generating Facility, a 1230 MW, natural gas-fired, electric generating facility located in Luther, Oklahoma; and

WHEREAS, the Parties acknowledge that uncertainty exists as to the enforceability of indemnification and hold harmless clauses in GRDA contracts under various Oklahoma Attorney General Opinions, including 07-41, 06-11 and 01-2, primarily because of their potential violation of Oklahoma Constitution Art. X, §23, even though obligations of GRDA have been held on several occasions not to be governed by such constitutional provision, see, e.g., Kerr v. Grand River Dam Authority, 154 P.2d 946 (Okla. 1945); Sheldon v. Grand River Dam Authority, 76 P.2d 355 (Okla. 1938), and therefore the enforceability of such clauses in this Agreement may be subject to the final decision of an Oklahoma court with proper jurisdiction, and any indemnification and hold harmless provisions in this Agreement are included herein with such uncertainty in mind;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.01     Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“AAA” has the meaning ascribed thereto in Section 12.01(c)(i).

“Actual Expenditures” means the sum total of (i) all expenditures (regardless of amount) of any type budgeted for in the applicable Operating Budget, including any and all amendments, modifications and supplements to such budget that are approved by the Executive Committee and any and all work papers that are a part of such budget or are a part of any such amendment, modification or supplement thereto, (ii) all other expenditures that are otherwise approved by the Executive Committee, including expenditures made pursuant to the terms of contracts that are approved by the Executive Committee, and (iii) all expenditures that are made in accordance with Prudent Utility Practices to avoid or limit damages that would otherwise be reasonably expected to result from an emergency (including events of Force Majeure).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and ownership by a Person of 10% or more of the voting securities or other voting equity interests of another Person shall create a rebuttable presumption that such Person controls such other Person.

“Agreement” means this Redbud Generating Facility Ownership and Operating Agreement.

“Allowances” means all authorizations to release, discharge, or emit from the Redbud Generating Facility specified units of a substance or compound, including sulfur dioxide, nitrogen oxides, carbon dioxide, and mercury that are established or administered by a Governmental Authority with jurisdiction over the Redbud Generating Facility under (i) an air pollution control or emission reduction program, including any cap-and-trade, emissions trading, banking, offset, or budget trading program, (ii) a program designed to control or reduce discharges to surface waters, watersheds, or groundwater, or (iii) any environmental control program with a similar purpose, in each case regardless of whether the Governmental Authority establishing or administering such authorization designates the authorization by a name other than "Allowances" and regardless of whether such Governmental Authority allows or imposes a monetary payment in lieu of or in addition to requiring the possession or surrender of "Allowances."

“Alternate Member” has the meaning ascribed thereto in Section 5.02.

“Ancillary Services” means ancillary services as defined by SPP under a FERC approved tariff.

“Annual Operating Costs and Costs of Capital Additions Audit” has the meaning ascribed thereto in Section 6.06(b)(i).

“Annual Operating Costs and Costs of Capital Additions Audit Dispute” has the meaning ascribed thereto in Section 6.06(b)(iv).

“Arbitrable Dispute” has the meaning ascribed thereto in Section 12.01(b).

“Arbitral Panel Selection Period” has the meaning ascribed thereto in Section 6.07(d)(i).

“Budget Estimate” has the meaning ascribed thereto in Section 6.02(b).

“Budgeted Expenditures” means the sum total of (i) all amounts specifically budgeted for the various items set forth in the applicable Operating Budget, including any and all amendments, modifications and supplements to such budget that are approved by the Executive Committee, (ii) all other expenditures that are otherwise approved by the Executive Committee, including expenditures made pursuant to the terms of contracts that are approved by the Executive Committee, and (iii) all expenditures that are made in accordance with Prudent Utility Practices to avoid or limit damages that would otherwise be reasonably expected to result from an emergency (including events of Force Majeure).

“Budgeted Expenditures Cap” means the amount equal to the product of (i) the aggregate amount of Budgeted Expenditures for the applicable calendar year and (ii) 1.10.

“Business Day” means any day that is not a Saturday, a Sunday or a national or state of Oklahoma bank holiday.

“Buy-Sell Notice” has the meaning ascribed thereto in Section 5.08.

“Buy-Sell Procedure” has the meaning ascribed thereto in Section 5.08.

“Capacity” means the net MW output capacity of the Redbud Generating Facility as determined annually in accordance with the formal test methods adopted by SPP.

“Capital Additions” means additions, improvements and betterments to the Redbud Generating Facility.

“Claiming Party” has the meaning ascribed thereto in the definition of Force Majeure in this Section 1.01.

“Claims” means all claims, demands, losses, liabilities and expenses, including reasonable attorney’s fees.

“Closing Date” has the meaning ascribed thereto in the Redbud APA.

“Code” means the Internal Revenue Code of 1986.

“Control Room Operator” means the function and Persons who, under the authority of the Operations Manager, physically control the operation of the Redbud Generating Facility.

“Costs of Capital Additions” means those costs incurred or to be incurred to effect Capital Additions to the Redbud Generating Facility.

“Costs of NERC Compliance” means all costs and expenses incurred by the Operations Manager in connection with NERC Compliance as such compliance relates to the Redbud Generating Facility, including any and all fines, penalties and such other monetary sanctions as may be imposed on the Operations Manager for any failure to so comply.

“Default” has the meaning ascribed thereto in Section 11.01.

“Defaulting Owner” has the meaning ascribed thereto in Section 11.04(a).

“Demand” has the meaning ascribed thereto in Section 12.01(c)(i).

“Effective Date” means the date of this Agreement.

“Encumbrances” means any and all mortgages, pledges, claims, liens, security interests, options, warrants, purchase rights, conditional and installment sales agreements, easements, activity and use restrictions and limitations, exceptions, right-of-way, deed restrictions, defects of title, encumbrances and charges of any kind.

“Energy” means electric energy or electricity.

“Energy Delivery Costs” means all fees, charges, penalties, liabilities, costs and expenses, including all Imbalance Charges, incurred in connection with the scheduling, sale, purchase, or other disposition of all or any portion of Capacity or Net Capability, or the transmission or delivery of all or any portion of Net Capability to any Owner’s network load or to any other point(s) of delivery, excluding any Costs of Capital Additions, Fuel Costs, Interconnection Costs, Operating Costs and Transmission Costs.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Superfund Amendments and Reauthorization Act of 1986; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et. seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; Occupational Safety and Health Act, 29 U.S.C. §651, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et. seq.; and all similar Laws of any Governmental Authority having jurisdiction over the Facilities addressing pollution or protection of the environment and all amendments to such Laws and all regulations implementing any of the foregoing.

“Excess Proceeds” has the meaning ascribed thereto in Section 4.05(a).

“Executive Committee” means the Executive Committee established pursuant to Section 5.01.

“FERC” means the Federal Energy Regulatory Commission.

“Force Majeure” means an event that is not within the reasonable control of the Person claiming suspension of a duty or obligation to perform (“Claiming Party”) and, despite the

Claiming Party’s exercise of due diligence, the Claiming Party is unable to overcome in a commercially reasonable manner or obtain or cause to be obtained a commercially reasonable substitute performance therefor, including (i) wrongful or negligent acts of a Person or Persons other than the Claiming Party, (ii) acts of God, (iii) fire, (iv) civil disturbance, (v) labor disputes or labor shortages, (vi) strikes, (vii) sabotage, (viii) action or restraint by a Governmental Authority, provided the Claiming Party has not applied for or assisted in the application for and, where and to the extent reasonable, has opposed such action or restraint, and (ix) inability after diligent application to obtain or maintain required permits, licenses, zoning or other required approvals from any Governmental Authority or other third Person whose consent is required as a condition to the Claiming Party’s performance hereunder.

“Fuel Costs” means costs associated with the transportation and storage of fuel for the Redbud Generating Facility.

“Governmental Authority” means any federal, state or local government, any governmental, regulatory or administrative commission, body, agency or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity.

“GRDA” has the meaning ascribed thereto in the introductory paragraph of this Agreement.

“Imbalance Charges” means any penalties, fees or charges assessed by a Transmission Operator or Transmission Provider for failure to satisfy requirements for balancing of Energy receipts and deliveries or loads and generation, or payable to any other Person in connection with the delivery of Energy in an amount(s) different from the amount(s) scheduled.

“Initiating Owner” has the meaning ascribed thereto in Section 5.08(a).

“Injury and Illness Report” has the meaning ascribed thereto in Section 6.08(c).

“Interconnection Costs” shall mean the costs of (i) submitting to SPP any information, application(s), request(s) and/or fee(s) required under the Standard Large Generator Interconnection Procedures in Attachment V to the SPP OATT and (ii) any Interconnection Facilities, Distribution Upgrades or Network Upgrades (each as defined in Attachment V to the SPP OATT) listed in Appendix A to the Redbud LGIA.

“Knowledge” or similar terms used in this Agreement with respect to a Party means (i) in the case of GRDA, the extent of the actual and current knowledge, after reasonable investigation, of any of the Persons listed on Exhibit A, the chief executive officer, the chief financial officer, the chief operating officer, the chief accounting officer and the chief legal officer or general counsel of GRDA, including the knowledge that such individuals would have obtained as a result of the proper operation of established reporting procedures concerning the business of GRDA, (ii) in the case of OG&E, the extent of the actual and current knowledge, after reasonable investigation, of any of the Persons listed on Exhibit B, the chief executive officer, the chief financial officer, the chief operating officer, the chief accounting officer and the chief legal officer or general counsel of OG&E, including the knowledge that such individuals would have obtained as a result of the proper operation of established reporting procedures concerning the business of OG&E, and (iii) in the case of OMPA, the extent of the actual and current knowledge, after reasonable investigation, of any of the Persons listed on Exhibit C, the chief executive officer, the chief financial officer, the chief operating officer, the chief accounting officer and the chief legal officer or general counsel of OMPA, including the knowledge that such individual would have obtained as a result of the proper operation of established reporting procedures concerning the business of OMPA.

“Law” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental Authority, including the following Oklahoma Statutes: (i) the Grand River Dam Authority Act (82 O.S. § 861 et. seq.), (ii) the Oklahoma Surplus Property Act (74 O.S. § 62.1 - § 62.6) and (iii) the procedures for disposal of certain state-owned real property (74 O.S. § 129.4).

“LTSA” means the Long-Term Parts and Service Agreement dated January 29, 2001, as amended, between Redbud Energy LP and General Electric International, Inc.

“Majority of Members” means Members appointed by Owners holding in the aggregate more than 50% of the aggregate Ownership Interests.

“Majority of Owners” means Owners holding in the aggregate more than 50% of the aggregate Ownership Interests.

“Material Amendment” means any amendment, modification, supplement or other change to the terms and conditions of any Material Contract that would result in an annual cost increase of more than 15% to the Owners.

“Material Contracts” means any Maintenance & Operating Agreement, any long-term service agreement with any third-party relating to any turbine or other major piece of equipment constituting a part of the Redbud Generating Facility and any long-term natural gas storage or transportation agreement relating to the Redbud Generating Facility.

“Member” has the meaning ascribed thereto in Section 5.02.

“Minimum Net Output” means the lowest net megawatt output of Energy that the Redbud Generating Facility can reliably produce while being maintained in service on a continuous basis, as determined from time to time by the Operations Manager.

“NERC” means North American Electric Reliability Corporation.

“NERC Compliance” means compliance with the Critical Infrastructure Protection (CIP) standards established by NERC from time to time.

“Net Capability” means the net amount of Energy, Ancillary Services and all other related products of the Redbud Generating Facility that can be sold or purchased, which are produced by the Redbud Generating Facility from time to time under the operating conditions then existing, including periods when some or all of the Redbud Generating Facility may be inoperable, after station use.

“Nominee Submission Period” has the meaning ascribed thereto in Section 6.07(d)(ii).

“Non-Budgeted Expenditures” means expenditures by the Operations Manager that are not Budgeted Expenditures or Actual Expenditures.

“Non-Transferring Owners” has the meaning ascribed thereto in Section 16.02(a).

“OCC Competitive Procurement Rules” means the rules of the OCC set forth in Section 165:35-34-1 through Section 165:35-34-3 of the Oklahoma Administrative Code.

“Offer Period” has the meaning ascribed thereto in Section 5.08(a).

“OG&E” has the meaning ascribed thereto in the introductory paragraph of this Agreement.

“OMPA” has the meaning ascribed thereto in the introductory paragraph of this Agreement.

“Operating Budget” has the meaning ascribed thereto in Section 6.02(b).

“Operating Costs” means all reasonable or necessary costs, expenses, losses, liabilities and charges that are incurred by the Operations Manager in performing Operating Work and are properly recorded as costs incurred in the operation and maintenance of the Redbud Generating Facility under a system of accounts that properly classifies all such costs, including Fuel Costs, Costs of NERC Compliance, Redbud Insurance costs, all amounts payable under any such Operating & Maintenance Agreements as may be in effect from time to time, the costs of the Operations Manager associated with audits under Section 6.06(b) and, without duplication, all direct and indirect administrative and general charges allocated to such functions in accordance with the administrative and general expense allocation methodology set forth in Exhibit D and all costs of repairs, renewals and replacements that are necessary or reasonable to assure design capability and reliability or are required by any Governmental Authority, but excluding (i) any payments in lieu of property Taxes, (ii) the financing costs, fees and expenses of an Owner relating to the ownership and acquisition of its interest in the Redbud Generating Facility, (iii) any Taxes based upon the net income of any Owner or individually assessed against any Owner’s Ownership Interest in, or Pro Rata Share of, the Net Capability of the Redbud Generating Facility or from which any Owner is exempt, and (iv) Costs of Capital Additions, Energy Delivery Costs, Transmission Costs and the cost of any Allowances purchased by the Operations Manager on behalf of an Owner pursuant to Section 6.05.

“Operating & Maintenance Agreements” means any such separate agreements among the Owners and the Operations Manager relating to the operation and maintenance of the Redbud Generating Facility as may be in effect from time to time.

“Operations Manager” means OG&E, unless and until replaced by the Executive Committee in accordance with Section 5.07(b) or Section 6.07.

“Operations Manager Dispute” has the meaning ascribed thereto in Section 12.01(a).

“Operating Work” means operation, maintenance, use, repair or retirement of the Redbud Generating Facility, including all related engineering, purchasing, supervision, expediting, inspection, accounting, insurance, testing, scheduling of maintenance, management, protection, handling of fuel, and the handling, storage, and disposal of waste, and contracting therefor, performed by the Operations Manager.

“OSHA” means the Occupational Safety and Health Administration.

“Owners” means GRDA, OG&E and OMPA, in each case for so long as such Party owns an Ownership Interest, and any other Person that acquires an interest in the Redbud Generating Facility in accordance with the terms of this Agreement.

“Owner Dispute” has the meaning ascribed thereto in Section 12.01(a).

“Ownership Interest” has the meaning ascribed thereto in Section 3.01(a).

“Parties” means the signatories to this Agreement.

“Performance Report” has the meaning ascribed thereto in Section 6.08(a).

“Permits” means all of the consents, approvals, authorizations, directions, licenses, waivers and permits issued by any federal, state or local Governmental Authority that are required with respect to the ownership, operation and maintenance of the Redbud Generating Facility.

“Permitted Encumbrances” means (a) liens for Taxes, impositions, assessments or other governmental charges (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings, (b) statutory liens (including materialmen’s, warehousemen’s, mechanics’, repairmen’s, landlords’, and other similar liens) arising in the ordinary course of business and securing payments not yet delinquent or being contested in good faith by the appropriate proceedings, (c) conditions, covenants, easements, rights of way and servitudes, and any building, health, safety and zoning Laws and Environmental Laws, relating to the use or operation of the Redbud Generating Facility and any defects, imperfections or irregularities of title, if any, as would not reasonably be expected to have material adverse effect on the operation of the Redbud Generating Facility, and (d) such matters as would be revealed by a recent, accurate survey and physical inspection of the real property comprising the site of the Redbud Generating Facility and appurtenances thereto, including possession, boundaries, location of improvements and rights of way, public or private easements and encroachments to the extent that such matters would not reasonably be expected to have material adverse effect on the operation of the Redbud Generating Facility.

“Person” means any natural person, corporation, general partnership, limited partnership, proprietorship, limited liability company, other business organization, trust, union, association or Governmental Authority.

“Planned Outage Report” has the meaning ascribed thereto in Section 6.08(b).

“Proportionate Share” means the proportion that a Purchasing Owner’s Ownership Interest bears to the total of the Ownership Interests of all Purchasing Owners, and for all purposes of this Agreement, Proportionate Shares (expressed as percentages) shall be calculated to up to four decimal places and rounded upward, to the extent necessary, so that the sum of the Proportionate Shares of all Purchasing Owners with respect to the same Transferring Interest shall be equal to 100%.

“Pro Rata Share” has the meaning ascribed thereto in Section 3.01(a).

“Prudent Utility Practices” means the practices, methods and acts (including the generally accepted practices, methods and acts engaged in or approved by the operators of similar electric generating facilities) that, at the time such practice, method or act is employed and in the exercise of reasonable judgment in light of the facts known at such time, would be expected to accomplish the desired result in a workmanlike manner, consistent with applicable Laws and other governmental requirements and reliability, safety and environmental protection, but “Prudent Utility Practices” shall not require the use of the optimum practice, method or act, but only requires the use of acceptable practices, methods or acts generally accepted in the United States in performing obligations in accordance with Prudent Utility Practices.

“Purchasing Owner” has the meaning ascribed thereto in Section 16.02(a).

“Receiving Owners” has the meaning ascribed thereto in Section 5.08(a).

“Redbud APA” means the Asset Purchase Agreement dated January 21, 2008, among GRDA, OG&E and OMPA.

“Redbud Generating Facility” means the so-called “Redbud” 1,230 MW gas-fired, combined-cycle power generation plant and related facilities located in Luther, Oklahoma, including the components thereof and the equipment necessary for interconnection to the OG&E transmission system.

“Redbud Insurance” has the meaning ascribed thereto in Section 9.02.

“Redbud LGIA” has the meaning ascribed thereto in Section 7.02(a).

“Redbud PSA” means the Purchase and Sale Agreement dated January 21, 2008, by and among OG&E and Redbud Energy I, LLC, Redbud Energy II, LLC and Redbud Energy III, LLC.

“Redbud Purchase Agreements” means the Redbud APA and the Redbud PSA.

“Regulatory Approvals” means any and all approvals, authorizations, consents and Permits of or from, and any and all filings with and notices to, any Governmental Authority of competent jurisdiction over any of the Owners or the Redbud Generating Facility.

“Resolution Deadline” has the meaning ascribed thereto in Section 5.08.

“Right of First Refusal” has the meaning ascribed thereto in Section 16.02(a).

“Rules” has the meaning ascribed thereto in Section 12.01(c)(i).

“SPP” means Southwest Power Pool, Inc. or any successor thereto.

“SPP Criteria” means the document(s) adopted by SPP, including any schedules, annexes, attachments or exhibits thereto, as amended from time to time, that contain(s) the policies, standards, criteria and principles of conduct of SPP.

“SPP OATT” means the SPP Open Access Transmission Tariff, as approved by the Federal Energy Regulatory Commission from time to time.

“Successor Operations Manager Selection Period” has the meaning ascribed thereto in Section 6.07(d)(iii).

“Supermajority Appointment Period” has the meaning ascribed thereto in Section 6.07(d).

“Supermajority of Members” means Members representing Owners holding in the aggregate more than 60% of aggregate Ownership Interests.

“Taking” means the taking of any of the Redbud Generating Facility as a result of the exercise of the power of eminent domain or condemnation for public or other use or the sale or conveyance of any of the Redbud Generating Facility under the threat of a taking or condemnation.

“Taxes” means (i) any federal, state, local, or foreign income, gross receipts, value added, windfall or other profits, alternative or add-on minimum, estimated, franchise, profits, sales, use, real property, personal property, ad valorem, vehicle, license, payroll, employment, workers’ compensation, unemployment compensation, withholding, social security, disability, excise, severance, stamp, occupation, premium, environmental (including taxes under Code section 59A), customs duties, import fees, capital stock transfer, title, documentary, or registration, or other tax, duty, or impost of any kind, whether disputed or not, (ii) any liability for any amount described in clause (i) hereof as a result of being a member of an affiliated, consolidated, combined, or unitary group for any taxable period, (iii) any liability for any amount described in clause (i) hereof as a result of being a Person required to withhold or collect Taxes imposed on another Person, (iv) any liability for any amount described in clause (i) or (ii) hereof as a result of being a transferee or successor to any Person or arising by contract or otherwise, and (v) interest, penalties or additions to tax imposed with respect to any amount described herein.

“Term” has the meaning ascribed thereto in Section 15.01.

“Termination Date” has the meaning ascribed thereto in Section 15.01.

“Third-Party Offer” has the meaning ascribed thereto in Section 16.02(a).

“Third-Party Offeror” has the meaning ascribed thereto in Section 16.02(a).

“Third-Party Offer Notice” has the meaning ascribed thereto in Section 16.02(a).

“Third-Party Offer Period” has the meaning ascribed thereto in Section 16.02(a).

“Transactions” means the transactions contemplated by this Agreement.

“Transferring Interest” has the meaning ascribed thereto in Section 16.02(a).

“Transferring Owner” has the meaning ascribed thereto in Section 16.02(a).

“Transmission Costs” has the meaning ascribed thereto in Section 7.02(b).

“Transmission Operator” means SPP or any Transmission Provider, independent system operator, regional transmission operator or other transmission operator from time to time having authority to control the transmission control area to which the Redbud Generating Facility is interconnected.

“Transmission Provider” means any Person or Persons that owns, operates or controls facilities used for the transmission of Energy in interstate commerce.

“Variable Cost of Producing Energy” means the Variable Operating Maintenance Share, plus Fuel Costs.

“Variable Operating Maintenance Share” means the cost, per megawatt hour (MWh), from time to time of producing Energy, exclusive of Fuel Costs.

1.02     Interpretations. In this Agreement, unless clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; (e) reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition; (f) “herein,” “hereof,” “hereto,” “hereunder” and words of similar import are reference to this Agreement as a whole and not to any particular Section or other provision hereof; (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “to and including”; (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (i) reference to any Law means such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.01     GRDA Representations. GRDA represents and warrants to OG&E and OMPA that:

(a)       Standing. GRDA is a governmental agency of the State of Oklahoma and a body politic and corporate duly created and validly existing under the laws of the State of Oklahoma. GRDA has full corporate and other requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. GRDA is qualified to do business in the State of Oklahoma. The execution and delivery by GRDA of this Agreement and the performance by GRDA of its obligations hereunder have been duly and validly authorized by all requisite corporate and other action on the part of GRDA. The execution and delivery by GRDA of this Agreement do not, and the performance by GRDA of its obligations under this Agreement will not, violate any provision of any applicable Law, GRDA’s corporate charter or bylaws or any indenture, agreement or instrument to which GRDA is a party or by which GRDA or its property may be bound or otherwise affected. This Agreement has been duly and validly executed and delivered by GRDA and constitutes the legal valid and binding obligation of GRDA enforceable against GRDA in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

(b)       No Violation of Law. GRDA is not in violation of any applicable Law or any judgment entered by any Governmental Authority that, individually or in the aggregate,

would materially affect GRDA’s ability to perform its obligations under this Agreement. Neither the execution, delivery and performance by GRDA of its obligations under this Agreement, nor the consummation of the transactions contemplated hereby, will violate any authorizations, consents, exemptions, decrees, licenses, policies, interpretations, guidelines, permits, certificates, regulations, orders and approvals of and from any Governmental Authority of which GRDA is or, upon exercise of reasonable diligence, should be aware or any applicable Law.

2.02     OG&E Representations. OG&E represents and warrants to GRDA and OMPA that:

(a)       Standing. OG&E is a corporation duly formed and validly existing under the laws of the State of Oklahoma. OG&E has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. OG&E is qualified to do business in the State of Oklahoma. The execution and delivery by OG&E of this Agreement and the performance by OG&E of its obligations hereunder have been duly and validly authorized by all requisite corporate action on the part of OG&E. The execution and delivery by OG&E of this Agreement do not, and the performance by OG&E of its obligations under this Agreement will not, violate any provision of any applicable Laws, OG&E’s corporate charter or bylaws or any indenture, agreement or instrument to which OG&E is a party or by which OG&E or its property may be bound or otherwise affected. This Agreement has been duly and validly executed and delivered by OG&E and constitutes the legal valid and binding obligation of OG&E enforceable against OG&E in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

(b)       No Violation of Law. OG&E is not in violation of any applicable Laws or any judgment entered by any Governmental Authority that, individually or in the aggregate, would materially affect OG&E’s ability to perform its obligations under this Agreement. Neither the execution, delivery and performance by OG&E of its obligations under this Agreement, nor the consummation of the transactions contemplated hereby, will violate any authorizations, consents, exemptions, decrees, licenses, policies, interpretations, guidelines, permits, certificates, regulations, orders and approvals of and from any Governmental Authority of which OG&E is or, upon exercise of reasonable diligence should be, aware or any applicable Law.

2.03     OMPA Representations. OMPA represents and warrants to GRDA and OG&E that:

(a)       Standing. OMPA is a governmental agency of the State of Oklahoma and a body politic and corporate duly created and validly existing under the laws of the State of Oklahoma. OMPA has full corporate and other requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. OMPA is qualified to do business in the State of Oklahoma. The execution and delivery by OMPA of this Agreement and the performance by OMPA of its obligations hereunder have been duly and validly authorized by all requisite corporate and other action on the part of OMPA. The execution and delivery by OMPA of this Agreement do not, and the performance by OMPA of its obligations under this Agreement will not, violate any provision of any applicable Law, OMPA’s corporate charter or bylaws or any indenture, agreement or instrument to which OMPA is a party or by which OMPA or its property may be bound or otherwise affected. This Agreement has been duly and validly executed and delivered by OMPA and constitutes the legal valid and binding obligation of OMPA enforceable against OMPA in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

(b)       No Violation of Law. OMPA is not in violation of any applicable Law or any judgment entered by any Governmental Authority that, individually or in the aggregate, would materially affect OMPA’s ability to perform its obligations under this Agreement. Neither the execution, delivery and performance by OMPA of its obligations under this Agreement, nor the consummation of the transactions contemplated hereby, will violate any authorizations, consents, exemptions, decrees, licenses, policies, interpretations, guidelines, permits, certificates, regulations, orders and approvals of and from any Governmental Authority of which OMPA is or, upon exercise of reasonable diligence, should be aware or any applicable Law.

ARTICLE III

OWNERSHIP

3.01	Ownership Interests and Pro Rata Shares.

(a)       Initial Ownership Interests and Pro Rata Shares. The Owners shall own the Redbud Generating Facility as tenants in common and, as of the Effective Date, the undivided ownership interest of each Owner in the Redbud Generating Facility shall be equal to the percentage set forth opposite its name on Exhibit E (such percentage, as the same may change or be changed from time to time as expressly provided or permitted under this Agreement and to the extent allowed by and subject to the requirements and procedures set forth in applicable Law, being referred to as both an “Ownership Interest” and a “Pro Rata Share”).

(b)       Changes in Ownership Interests and Pro Rata Shares and Transfers of Ownership Interests. Ownership Interests and Pro Rata Shares may change or be changed, and

Ownership Interests may be transferred, from time to time only as expressly provided and permitted under Section 11.04(a), Section 14.01(b) or Article XVI.

3.02     Waiver of Partition. The Owners shall have no right of partition with respect to the Redbud Generating Facility, whether by partition in kind or sale and division of the proceeds thereof, until the end of the Redbud Generating Facility operations as described in Section 16.02.

ARTICLE IV

SCHEDULING AND DISPATCH

4.01     Owner Rights. Each Owner shall be entitled to sell all or any part of its Pro Rata Share of Capacity, and schedule, take and sell or, by any one or a combination of commercially available means (including an Owner’s self-use thereof), otherwise dispose of all or a specified portion of its Pro Rata Share of associated Net Capability, in accordance with this Article IV and Exhibit F.

4.02	Owner Responsibilities.

(a)       Each Owner shall schedule the dispatch of all or any portion of its Pro Rata Share of Net Capability in accordance with the scheduling and dispatch procedures set forth in Exhibit F.

(b)       Each Owner shall take or dispose of its Pro Rata Share of Minimum Net Output and shall bear and pay all Energy Delivery Costs incurred as a result of any failure by such Owner to take or dispose of its Pro Rata Share of Minimum Net Output in accordance with this Article IV and Exhibit F.

(c)       Each Owner shall bear and pay all Energy Delivery Costs associated with all or any portion of its Pro Rata Share of Net Capability that such Owner schedules, takes or, by any one or a combination of commercially available means, disposes of or that is dispatched.

(d)       Each Owner shall be responsible for representing or otherwise communicating (e.g., by metering or in offer curves), in accordance with all applicable Laws and all applicable rules, regulations, standards and guidelines of NERC, the Transmission Provider and the Transmission Operator (including the SPP Criteria), its Pro Rata Share of Net Capability to all Parties and third parties as required for such Owner’s scheduling or disposal of all or any portion of its Pro Rata Share of Net Capability, including such representation or communication in connection with scheduling, dispatching, tagging, resource plans, ancillary service plans, and offer curves. Any or all Owners may delegate to the Operations Manager their responsibilities with respect to such representation or communication on such terms and conditions as shall be reasonably acceptable to the Operations Manager. No such delegation shall become effective unless, at least six months before the delegation becomes effective (or such shorter period before the delegation becomes effective as the Operations Manager shall have agreed to), the Operations Manager and the affected Owner(s) shall have agreed to, and the Executive Committee shall have approved, an amendment to Exhibit F specifying the procedures that will govern the performance by the Operations Manager of such responsibilities from and after the effective date of such delegation.

4.03	Operations Manager Responsibilities.

(a)       The Operations Manager shall communicate simultaneously to all Owners certain information regarding actual or anticipated outages and/or derates of the Redbud Generating Facility, as described in further detail in Exhibit F. The Operations Manager shall monitor the operating condition of the Redbud Generating Facility and communicate such information to the Owners in accordance with the procedures set forth in Exhibit F.

(b)       The Operations Manager shall monitor and receive dispatch instructions, directives and other communications from the Transmission Operator relating to Net Capability or otherwise relating to the Redbud Generating Facility in accordance with Prudent Utility Practices and the provisions of Exhibit F.

(c)       Subject to the operational and design limitations of the Redbud Generating Facility and of all applicable manufacturers’ guidelines, the operating conditions of the Redbud Generating Facility then existing, and all applicable limitations of the Permits, the Operations Manager shall dispatch the Redbud Generating Facility in real-time pursuant and subject to the aggregate dispatch instructions and directives of the Transmission Operator as described in Exhibit F.

4.04     Sales, Purchases, Exchanges and Agency Agreements. All sales, purchases, exchanges, and agency arrangements associated with Capacity or Net Capability between or among Owners, or between or among one or more Owners and one or more third parties, shall be made under separate agreements, none of which may relieve any Owner from its responsibilities under this Agreement or increase the responsibilities of any Owner (that is not a party to such separate agreement) under this Agreement.

4.05     Operations Manager’s Option to Purchase and Sell Defaulting Owner’s Pro Rata Share of Net Capability. Notwithstanding anything to the contrary in the foregoing provisions of this Article IV, in the event that:

(a)       any Owner is in Default on one or more payments, the Operations Manager shall have the option, exercisable at the sole discretion of the Operations Manager, to purchase from the Defaulting Owner during the period of such Default the Defaulting Owner’s Pro Rata Share of Net Capability at the price equal to the Defaulting Owner’s cost of producing the same, and if the proceeds of any sale thereof by the Operations Manager exceed the price paid by the Operations Manager therefor (the amount of any such excess proceeds being referred to as “Excess Proceeds”), the Operations Manager shall apply the Excess Proceeds to the payment(s) (plus any accrued interest thereon pursuant to Section 11.04(a)) owed by the Defaulting Owner, and any Excess Proceeds remaining after such payment(s) (plus any such accrued interest thereon) have been paid in full shall be remitted to the Defaulting Owner; or

(b)       any Owner is in Default on the fulfillment of any covenant or the performance of any of its other material obligations other than payment obligations, the Operations Manager shall have the option, exercisable at the sole discretion of the Operations Manager, to purchase from the Defaulting Owner during the period of such Default the Defaulting Owner’s Pro Rata Share of Net Capability at the price equal to the Defaulting Owner’s cost of producing the same, and if any sale thereof by the Operations Manager yields Excess Proceeds, the Operations Manager shall apply the Excess Proceeds to any actual damages incurred by the non-Defaulting Owner(s) as the result of such Default, and any Excess Proceeds remaining after such damages have been paid in full shall be remitted to the Defaulting Owner.

ARTICLE V

EXECUTIVE COMMITTEE

5.01     Establishment of Executive Committee. The Executive Committee shall have such powers, authority, duties and responsibilities as are set forth in this Agreement and as may be otherwise delegated to it by the Owners, collectively, in writing from time to time. In addition to the more specific powers and authority set forth in Section 5.04, the Executive Committee shall have the power to (a) establish policies and procedures for the operation and maintenance of the Redbud Generating Facility, (b) review and approve operating and capital budgets and any amendments, modifications and supplements thereto and other material variances therefrom, annual schedules and reports, and similar major operations and maintenance matters, and (c) generally provide such guidance and direction as is needed to operate and maintain the Redbud Generating Facility.

5.02     Composition of Executive Committee. Each Owner shall appoint one representative to the Executive Committee who shall have the power and authority to bind the Owner by which the Member was appointed (each such representative being referred to as a “Member”). Each Member shall have a single vote equal to the Ownership Interest of the Owner by which the such Member was appointed. Each Member shall hold office until death, resignation or removal at the pleasure of the Owner by which the Member was appointed. If a vacancy occurs on the Executive Committee, the Owner by which the vacating Member was appointed shall appoint a successor. Each Owner may also appoint an alternate representative who shall be authorized to act as a Member in the absence of the Member for whom he or she is an alternate (each such alternate representative being referred to as an “Alternate Member”). Each Alternate Member shall also hold office until death, resignation or removal at the pleasure of the Owner by which the Alternate Member was appointed. The initial Members and Alternate Members of the Executive Committee and their respective successors shall be appointed by the respective Owners by giving written notice of such appointments to the other Owners. No Member or Alternate Member shall be entitled to compensation or reimbursement of expenses from the Owners for attendance at meetings of the Executive Committee. Any Owner may also vote and otherwise be represented at meetings of the Executive Committee by a proxy, duly authorized as such by a written appointment of proxy signed by such Owner or such Owner’s duly authorized attorney-in-fact and delivered to the Executive Committee for inclusion in the minutes of the meeting and filing with the Executive Committee’s records. In the event that any

Owner ceases to be an Owner for any reason whatsoever, the Member and any Alternate Member appointed by such Owner shall immediately cease to be a Member and an Alternate Member, respectively.

5.03     Meetings of Executive Committee. The Executive Committee shall hold semi-annual meetings on the dates established from time to time by the Executive Committee. Between regular meetings, any Member may call special meetings upon three days’ written notice to all of the other Members and the Alternate Members or, in the case of an emergency situation, upon such shorter telephonic notice as the chairman of the Executive Committee determines is appropriate. The Executive Committee shall keep written minutes of its meetings. Subject to Section 5.07, any action that may be taken at a meeting of the Executive Committee may be taken without a meeting by written action signed by all of the Members or Alternate Members. Participation in any meeting of the Executive Committee by conference telephone that enables all Members or Alternate Members to hear one another shall constitute participation in person. The views of all Members or Alternative Members will be heard and considered in respect of all matters brought before the Executive Committee.

5.04     Powers and Duties of Executive Committee. Subject to the terms and conditions of this Agreement, the Executive Committee shall have full power and complete authority with respect to all aspects of the business and affairs of the Redbud Generating Facility, including but not limited to (i) the approval or disapproval of all matters that expressly require the approval of the Executive Committee hereunder, (ii) the deciding of all matters that expressly require the decision or determination of the Executive Committee hereunder, and (iii) the delegation to the Operations Manager of such powers, authority, duties and responsibilities as the Executive Committee may deem appropriate that increase, supplement or otherwise expand or enhance, and do not decrease, diminish or otherwise limit or impair, any of the powers, authority, duties and responsibilities of the Operations Manager set forth in this Agreement. Subject to the provisions of Section 5.07, the Executive Committee (a) may delegate such of its powers and authority and duties and responsibilities to an Owner, or an officer or other employee of an Owner, or such other Person or Persons (including a subcommittee of the Executive Committee) as the Executive Committee may deem appropriate and (b) may authorize such other Persons to employ or otherwise engage on behalf and at the expense of the Owners such brokers, agents, accountants, attorneys and other advisors as such other Persons may determine to be appropriate for the management of the Redbud Generating Facility.

5.05     Election, Powers and Duties of Chairman. For so long as OG&E holds an Ownership Interest of not less than 50%, the Member appointed by OG&E shall serve as the chairman of the Executive Committee. At any time after OG&E’s Ownership Interest has been reduced to less than 50%, the chairman of the Executive Committee shall be elected by the vote of a Majority of Members. The chairman of the Executive Committee shall be responsible for (a) providing notice of meetings of the Executive Committee to all Members, (b) preparing an agenda for all meetings of the Executive Committee, (c) setting the times for decisions or other action by the Executive Committee, which shall be not less than three days after the Executive Committee’s receipt of a request for such decision or other action, except in the case of matters that (i) require, in his or her judgment, emergency action or decision or (ii) are approved by all Members, (d) presiding over all meetings of the Executive Committee and directing the order of business and procedures thereof, (e) arranging for the keeping of the minutes of all meetings of the Executive Committee and the distribution thereof to all Members and (f) taking such other action with respect to meetings of the Executive Committee as he or she may deem necessary or appropriate. Subject to the first sentence of this Section 5.05, the chairman of the Executive Committee may be removed, and a new chairman of the Executive Committee may be appointed, at any time by the vote of a Majority of Members.

5.06     Voting. Each Member shall vote the entire Ownership Interest of the Owner by which the Member was appointed on any matter to be decided by the Executive Committee. Except as otherwise provided in Section 5.07, decisions of the Executive Committee shall be made by the approval of a Majority of Members. If a Member fails to record a vote on any matter within seven days following its submission to the Executive Committee for approval (or within such longer period as may be specified in such submission), such matter shall be deemed disapproved by such Member. No Member shall disapprove, and the Executive Committee shall be deemed to have approved, actions or inactions that have been found by an arbitrator pursuant to the dispute resolution provisions of Article XII to be, or to have been when taken or not taken (as the case may be), consistent with Prudent Utility Practices.

5.07     Supermajority Matters. The following matters when submitted to the Executive Committee shall require the approval of a Supermajority of Members:

(a)       subject to the provisions of Section 6.07(c), the appointment of a successor Operations Manager;

(b)       except as otherwise provided in any Operating & Maintenance Agreement or other Material Contract then in effect, (i) the termination of any such Operating & Maintenance Agreement or other Material Contract that would result in an annual cost increase of more than 15% to the Owners, (ii) any Material Amendment to any such Operating & Maintenance Agreement or other Material Contract, or (iii) the approval of any new, or the extension or renewal of any existing, Operating & Maintenance Agreement or other Material

Contract that would result in an annual cost increase of more than 15% to the Owners (with such approval not to be unreasonably withheld or delayed);

(c)       a decision to settle any third-party claim (or series of related third-party claims) where the uninsured portion of any such claim (or such series of related claims) exceeds $10 million;

(d)       a decision to terminate the operations of the Redbud Generating Facility under or pursuant to Section 14.01(a), 14.01(b) or 14.02;

(e)       any decision to require each of the Owners to pay its Pro Rata Share of all uninsured and otherwise uncompensated costs of repair to the Redbud Generating Facility under Section 14.01(b); and

(f)        a proposal that would have the effect of overriding, negating, circumventing or otherwise changing, contradicting or violating any of the terms of this Section 5.07.

5.08     Deadlock. In the event that (i) there is disagreement between or among the Owners with respect to any matter requiring the approval of a Supermajority of Members pursuant to Section 5.07(d), and (ii) such approval is not obtained, and (iii) the respective senior management representatives of such Owners have not resolved such disagreement within 30 days after the delivery of written notice by any such Owner requesting such resolution (“Resolution Deadline”), then (1) the dispute resolution provisions of Article XII shall not apply to such disagreement (but will continue to apply with respect to any dispute concerning the application of this Section 5.08 or the interpretation hereof), and (2) any Owner that is not then in Default under this Agreement may by written notice (“Buy-Sell Notice”) to the other Owners within 15 days after the Resolution Deadline initiate the procedure set forth in subsections (a) through (d)

of this Section 5.08 (“Buy-Sell Procedure”) with respect to offers to buy and sell each such Owner’s respective Ownership Interest. If no such Owner initiates the Buy-Sell Procedure by timely delivery of a Buy-Sell Notice, the disagreement shall be deemed unresolved and shall not be subject to the dispute resolutions provisions of Article XII other than an Owner’s ability, if any, under Article XII to pursue any legal and equitable remedies in the United States federal courts located in, and the state courts of, the State of Oklahoma.

(a)       Offer to Purchase. Within 15 days after the date of delivery of the Buy-Sell Notice, the initiating Owner (“Initiating Owner”) shall submit to all of the other Owners (“Receiving Owners”) an offer in writing to purchase all of the Ownership Interests of the Receiving Owners for the price per 1% of Ownership Interest set forth in the offer (e.g., if the Initiating Owner were to offer each Receiving Owner $1 million per 1% of the Receiving Owner’s Ownership Interest, a Receiving Owner with a 25% Ownership Interest would receive $25 million for his 25% Ownership Interest). Such offer shall be irrevocable for a period of 15 days from the date of submission to the Receiving Owners (“Offer Period”).

(b)       Acceptance or Counteroffer. Prior to the end of the Offer Period, each Receiving Owner must either (i) accept in writing the Initiating Owner’s offer or (ii) make a counteroffer, which shall be irrevocable for a period of 15 days from the date of submission thereof, to purchase all of the Interests of the other Owners for a price per 1% of Ownership Interest that exceeds the offered price per 1% of Ownership Interest by at least 5% of the offered price. If a Receiving Owner makes a counteroffer pursuant to this Section 5.08(b), the counteroffer shall be treated as an offer made pursuant to Section 5.08(a) and shall initiate a new Offer Period, and the Receiving Owner making such counteroffer shall be treated as the Initiating Owner, and the Owners receiving the counteroffer shall be treated as, and shall have the rights of, the Receiving Owners pursuant to this Section 5.08(b) to either accept the counteroffer or make a new counteroffer.

(c)       Termination of Buy-Sell Procedure. Notwithstanding the foregoing, at any time prior to the end of any Offer Period, any Receiving Owner may terminate the Buy-Sell Procedure with respect to its Ownership Interest by acquiescing in writing in all respects to the position of then Initiating Owner with respect to the matter or matters then in dispute. If as a result of such acquiescence, such matter or matters are approved by a Supermajority of Members, the Buy-Sell Procedure shall be terminated in respect of all Owners and the matter or matters in question shall be deemed to have been approved by a Supermajority of Members. If such acquiescence does not result in the approval of such matter or matters by a Supermajority of Members, the Buy-Sell Procedure shall continue, but then Initiating Owner’s offer shall not apply to the acquiescing Owner, which shall not be considered to be a Receiving Owner with respect to such offer.

(d)       Purchase and Sale Agreement. Failure by a Receiving Owner to accept an offer, make a conforming counteroffer or acquiesce in respect of the matter or matters then in dispute as provided herein by the end of an Offer Period shall constitute acceptance of the last conforming offer made. Within 30 days after acceptance in writing or the end of an Offer Period resulting in deemed acceptance of an offer by all of the Receiving Owners, all of the Receiving Owners that have, or are deemed to have, accepted such offer and the Initiating Owner with respect to such offer shall enter into a purchase and sale agreement with respect to the Ownership Interests being purchased, which shall have customary terms and conditions mutually agreed to by the parties thereto and shall provide that (i) the purchase price shall be payable entirely in cash in immediately available funds as of the closing under such purchase and sale agreement, (ii)

the Ownership Interests shall be free and clear of all liens and encumbrances (other than Permitted Encumbrances), including but not limited to any obligations with respect to the Capacity or Energy produced by the Redbud Generating Facility, and (iii) this Agreement shall terminate as to such Receiving Owner, subject to such Receiving Owner’s receipt of the purchase price under such purchase and sale agreement, except to the extent of any rights or obligations hereunder that have accrued to or been incurred by such Receiving Owner, or to which such Receiving Owner shall have become subject, prior to the closing under such purchase and sale agreement.

(e)       Failure to Initiate Buy-Sell Procedure. If no Owner initiates the Buy-Sell Procedure by timely delivery of a Buy-Sell Notice, the dispute shall be deemed unresolved and deemed to involve an amount in excess of $50 million and shall be subject to the provisions of Article XII.

The provisions of this Section 5.08 shall be given effect only to the extent allowed by, and subject to the requirements and procedures set forth in, applicable Law.

ARTICLE VI

OPERATION AND MAINTENANCE AND PAYMENT OF OPERATING COSTS

6.01     Operation of Redbud Generating Facility. The day-to-day operation and maintenance of the Redbud Generating Facility, including responsibility for NERC compliance, shall be performed by OG&E as the Operations Manager, unless and until replaced as Operations Manager by the Executive Committee pursuant to Section 5.07(b) or 6.07. If the Executive Committee approves the appointment of any replacement or successor Operations Manager and such replacement or successor Operations Manager is not a Party, then, as a condition to the effectiveness of such appointment, such successor or replacement Operations Manager shall agree to be bound by all of the provisions of this Agreement, to the extent applicable to the Operations Manager, pursuant to an agreement or instrument approved by the Executive Committee. The Operations Manager shall report to the Executive Committee and shall have such powers, authority, duties and responsibilities as are set forth in this Agreement, including providing, or causing to be provided, all labor and personnel required for the performance of the Operating Work and all matters relating to the selection and retention of, and relations with, all such labor and personnel, and shall have such additional powers, authority duties and responsibilities as may be delegated to the Operations Manager by the Executive Committee from time to time. The Operations Manager shall operate the Redbud Generating Facility in accordance with Prudent Utility Practices.

6.02     Operating Costs and Other Costs and Expenses; Operating Budget; Budget Disputes.

(a)       Responsibility for Operating Costs and Other Costs and Expenses. Except as otherwise provided in this Section 6.02(a) or to the extent otherwise provided in any such Operating & Maintenance Agreement as may then be in effect, each Owner shall be fully and individually responsible for the timely payment, in accordance with Section 6.02(c), of its Pro Rata Share of all Operating Costs and all Costs of Capital Additions (except, in the case of Operating Costs, as may be otherwise provided in Exhibit F).

(i)        If any Operating & Maintenance Agreement is then in effect and provides for the direct allocation of amounts payable thereunder to one or more of the Owners, the terms of such Operating & Maintenance Agreement shall control with respect to such amounts. If at any time following the Effective Date OG&E so elects, the Parties shall execute and deliver a separate agreement governing the Operations Manager’s recovery of costs and provision of services for the operation and maintenance of the Redbud Generating Facility’s transmission assets (“Transmission Operating & Maintenance Agreement”) for the purpose of OG&E’s filing of the same with the FERC under Section 205 of the Federal Power Act, and shall amend this Agreement to clarify that the Transmission Operating & Maintenance Agreement, and not this Agreement, shall govern the Operations Manager’s recovery of costs and provision of services for the operation and maintenance of the Redbud Generating Facility’s transmission assets, provided that the Transmission Operating & Maintenance Agreement shall reflect no substantive changes to any of the provisions of this Agreement.

(ii)       Except as may be otherwise unanimously agreed by all of the Owners, costs payable hereunder or under any such Operating & Maintenance Agreement as may then be in effect shall include only actual costs without markup, and for so long as either GRDA or OMPA is an Owner and there are outstanding bonds or other securities that were issued to finance or refinance the acquisition of GRDA’s or OMPA’s Ownership Interest and the interest on such bonds or other securities is excluded from gross income for federal income tax purposes, no Operating & Maintenance Agreement shall include any provision that, on the basis of an opinion of tax counsel, GRDA or OMPA determines could adversely affect the exclusion of the interest on such bonds or other securities from gross income for federal income tax purposes.

(iii)      Each Owner shall be fully and individually responsible for the payment of its own financing costs whether arising in connection with this Agreement or the Redbud Generating Facility or otherwise.

(b)       Operating Budgets and Budget Disputes. As soon as reasonably practicable following the Closing Date and annually thereafter on or before the first day of November of each year for the following calendar year, the Operations Manager will prepare and submit to the Executive Committee for the Executive Committee’s approval an operating budget (“Operating Budget”) for the next calendar year (or, in the case of the first Operating Budget, for the remainder of the calendar year following the Closing Date). The Operating Budget shall contain a reasonable estimate of all costs and expenses to be incurred each month for the operation and maintenance of the Redbud Generating Facility, including Fuel Costs, Operating Costs and Costs of Capital Additions. The Executive Committee may amend the Operating Budget from time to time. Any Owner whose Member votes against the approval of an Operating Budget may dispute any item or items in such budget pursuant to the dispute resolution procedures set forth in Article XII, provided that the disputing Owner (i) shall identify in writing to the Operations Manager within 10 Business Days after the Executive Committee meeting at which such budget was approved by a Majority of Members the specific budget item or items that it disputes, including a reasonably detailed description of its reason or reasons for disputing such item or items, (ii) shall pay its Pro Rata Share of such disputed item or items as and when invoiced therefor pursuant to Section 6.02(c), and (iii) shall believe in good faith that such item or items constitute or are the result of gross negligence or willful misconduct on the part of the Operations Manager (any such dispute that satisfies the conditions of this proviso being referred to as a “Budget Dispute”). If a Budget Dispute is ultimately resolved in whole or in part in favor of the disputing Owner pursuant to Article XII, (i) all or the applicable portion of any such item shall be deemed a Non-Budgeted Expenditure and shall be deleted from such Operating Budget, and the applicable Budgeted Expenditures Cap shall be adjusted accordingly, and (ii) the Operations Manager shall pay, or reimburse the disputing Owner for, all or the applicable portion of the disputing Owner’s reasonable out-of-pocket costs and expenses of prosecuting such dispute, including the fees of attorneys, accountants and other professional advisors, and shall return to the disputing Owner the amount of any overpayment determined pursuant to Article XII, either by cash payment or by adjustment to a subsequent invoice pursuant to Section 6.02(c). If all or any portion of the amount of any such overpayment remains outstanding for more than 60 days after the date on which the disputing Owner paid its Pro Rata Share of any such disputed item under written protest that accompanied such payment, the Operations Manager shall pay interest on such outstanding amount at then-current ten-year U.S. Treasury Rate, plus 2%, calculated from the date on which such Owner paid its Pro Rata Share of such disputed item under protest. If a Budget Dispute is ultimately resolved in whole or in part in favor of the Operations Manager pursuant to Article XII, the disputing Owner shall pay, or reimburse the Operations Manager for, all or the applicable portion of the Operations Manager’s reasonable out-of-pocket costs and expenses of defending such dispute, including the fees of attorneys, accountants and other professional advisors, and the amount of any such payment or reimbursement obligation of the disputing Owner may be offset against the amount of any payment or reimbursement obligation of the Operations Manager under clause (ii) of the fifth sentence of this Section 6.02(b) and vice versa.

(c)       Payment of Operating Costs and Costs of Capital Additions. Within 15 days following its receipt of an invoice therefor from the Operations Manager, each Owner shall pay the Operations Manager the Owner’s Pro Rata Share of the actual Operating Costs and the Owner’s Pro Rata Share of actual Costs of Capital Additions.

6.03     Claims Treated as Operating Costs. Except as otherwise specifically provided herein and to the extent allowed by applicable Law, the Owners shall be responsible for any and all Claims of Persons that are not Owners arising from or related to the Redbud Generating Facility in proportion to their respective Ownership Interests.

6.04     Fuel Supply. Each of the Owners shall supply its own natural gas for the operation of the Redbud Generating Facility and shall be solely responsible for paying the seller of such self-supplied natural gas directly for the cost thereof, provided that any Owner may elect to have the Operations Manager, acting as agent for such Owner, purchase natural gas for the account of such Owner, who shall be solely responsible for paying the seller of such natural gas directly for the cost thereof.

6.05     Participation in Budget Trading Programs and Allowances. The Owners shall execute an Agreement of Representation in substantially the form of Exhibit G to facilitate the participation of the Redbud Generating Facility in the allowance trading programs established under the Acid Rain Program or any such other program established by an appropriate Governmental Authority that requires the allocation and use of Allowances. The Owners will negotiate in good faith such additional agreements and execute such additional documents as may be required under Law to permit the Redbud Generating Facility to participate in any subsequently adopted Allowance program. Unless otherwise required by applicable Law, any Allowances allocated to the Redbud Generating Facility will be distributed to the Owners in accordance with their respective Pro Rata Shares. At least 30 days prior to any compliance or reporting deadline, each Owner shall supply the number of Allowances that are equal to the product of (a) the total number of Allowances required by applicable Law and (b) a fraction, the numerator of which is the Energy received from the Redbud Generating Facility for the benefit of that Owner and the denominator of which is the sum of the Energy received from the Redbud Generating Facility for the benefit of all of the Owners. If an Owner fails to provide such number of Allowances at least 30 days prior to any such compliance or reporting deadline, the Operations Manager may purchase such number of Allowances on behalf of such Owner under any such trading program or other market therefor as may then exist, and upon receipt of the Operations Manager’s invoice therefor, such Owner shall promptly reimburse the Operations Manager for the cost of such Allowances, including any and all other expenses the Operations Manager may incur in connection with the making of such purchase, and the Operations Manager shall be under no obligation to make any effort whatsoever to purchase such Allowances on behalf of such Owner at the best price available.

6.06     Books and Records; Audits of Operating Costs and Costs of Capital Additions and Annual Audit of Operating Costs and Costs of Capital Additions Disputes.

(a)       Books and Records. The Operations Manager shall keep, in conformity with all requirements of Law, proper books, records, accounts, ledgers, time cards, estimates, schedules, correspondence and other documents related to the performance of its obligations under this Agreement and amounts due to the Operations Manager under any such Operating & Maintenance Agreement as may then be in effect. During ordinary business hours and upon reasonable notice to the Operations Manager, each Owner may inspect and copy such books and records. The Operations Manager shall be required to retain such books and records for such period or periods of time as shall be required by the Operations Manager’s own document retention policies, as in effect from time to time, and thereafter may destroy such books and records in the ordinary course of business, provided that, notwithstanding the foregoing provisions of this sentence, the Operations Manager shall retain for five years following the termination of this Agreement any such books and records not previously destroyed in the ordinary course of business and, upon the request of any Owner, shall provide copies thereof to the requesting Owner at the requesting Owner’s expense.

(b)       Annual Audits of Operating Costs and Costs of Capital Additions and Annual Audit of Operating Costs and Costs of Capital Additions Audit Disputes.

(i)        General. Within 120 days after the end of each calendar year (including any partial calendar year after the Closing Date), the Operating Costs and Costs of Capital Additions incurred and expenditures made by the Operations Manager during such calendar year (or partial calendar year) shall be audited jointly by the Owners (“Annual Operating Costs and Costs of Capital Additions Audit”). Each Annual Operating Costs and Costs of Capital Additions Audit shall be conducted during the Operations Manager’s ordinary business hours on such date or dates as the Owners and the Operations Manager shall agree.

(ii)       Reconciliation of Billing Errors. If the results of an Annual Operating Costs and Costs of Capital Additions Audit show that the aggregate amount of Operating Costs and Costs of Capital Additions for which the Owners were invoiced by the Operations Manager exceeds the aggregate amount of Operating Costs and Costs of Capital Additions that were actually incurred by the Operations Manager during the applicable calendar year (or partial calendar year), the Operations Manager shall refund to each Owner the Owner’s Pro Rata Share of the amount of such excess, and if the aggregate amount of such excess exceeds $500,000, such refund by the Operations Manager shall include interest thereon at then-current ten-year U.S. Treasury Rate, plus 2%, calculated in respect of each overpayment from the date the overpayment was made by the Owner. If the results of an Annual Operating Costs and Costs of Capital Additions Audit show that the aggregate amount of Operating Costs and Costs of Capital Additions actually incurred by the Operations Manager during the applicable calendar year (or partial calendar year) exceeds the aggregate amount of Operating Costs and Costs of Capital Additions for which the Owners were invoiced by the Operations Manager, each of the

Owners shall pay to the Operations Manager the Owner’s Pro Rata Share of the amount of such excess.

(iii)      Expenditures Exceeding Budgeted Expenditures Cap. If an Annual Operating Costs and Costs of Capital Additions Audit reveals that the aggregate amount of all Actual Expenditures and Non-Budgeted Expenditures for the applicable calendar year exceeds the Budgeted Expenditures Cap for such year, any Owner or Owners may dispute the amount of such excess, provided that the disputing Owner or Owners believe in good faith that such excess expenditures constitute or are the result of gross negligence or willful misconduct on the part of the Operations Manager (any such dispute being referred to as an “Annual Operating Costs and Costs of Capital Additions Audit Dispute”). An Annual Operating Costs and Costs of Capital Additions Audit Dispute shall be resolved pursuant to the dispute resolution procedures set forth in Article XII. If an Annual Operating Costs and Costs of Capital Additions Audit Dispute is ultimately resolved in whole or in part in favor of the disputing Owner or Owners pursuant to Article XII, (1) the amount to be paid by the Operations Manager to a disputing Owner shall include interest thereon at then-current ten-year U.S. Treasury Rate, plus 2%, calculated from July 1 of such year, and (2) the Operations Manager shall pay, or reimburse such Owner or Owners for, all or the applicable portion of such Owner’s or Owners’ reasonable out-of-pocket costs and expenses of prosecuting such dispute, including the fees of attorneys, accountants and other professional advisors. If an Annual Operating Costs and Costs of Capital Additions Audit Dispute is ultimately resolved in whole or in part in favor of the Operations Manager pursuant to Article XII, the disputing Owner or Owners shall pay, or reimburse the Operations Manager for, all or the applicable portion of the Operations Manager’s reasonable out-of-pocket costs and expenses of defending such dispute, including the fees of attorneys, accountants and other professional advisors, and the amount of any such payment or reimbursement obligation of the disputing Owner may be offset against the amount of any payment or reimbursement obligation of the Operations Manager under clause (2) of the immediately preceding sentence and vice versa.

(c)       Interim Audits of Operating Costs and Costs of Capital Additions. In addition to the annual audits of Operating Costs and Costs of Capital Additions provided for in Section 6.06(b), any Owner may audit Operating Costs and Costs of Capital Additions not more than once during each calendar year at the sole cost and expense of such Owner.

6.07     Removal or Resignation of Operations Manager. The Operations Manager may be discharged of its powers, duties and responsibilities as Operations Manager and terminated as follows:

(a)       The Executive Committee (without the participation of the Member representing an Owner that is the Operations Manager or an Owner whose Affiliate is the Operations Manager) may remove the Operations Manager if:

(i)        the Operations Manager becomes insolvent or unable to pay its debts as they mature, makes an assignment for the benefit of creditors, or seeks relief under laws providing for the relief of debtors;

(ii)       a receiver is appointed for the Operations Manager or for substantially all of its property or affairs; or

(iii)      the Operations Manager is in Default under Article XI with respect to any of its duties as Operations Manager under this Agreement.

(b)       If the Operations Manager is an Owner or an Affiliate of an Owner, the Operations Manager shall be deemed to have resigned, effective upon the appointment of its successor as Operations Manager pursuant to Section 6.07(c), if the Ownership Interest of such Owner is reduced to 21% or less in a single transaction or series of transactions.

(c)       If the Operations Manager is removed pursuant to Section 6.07(a) or is deemed to have resigned pursuant to Section 6.07(b), the Executive Committee shall appoint a successor Operations Manager by the approval of a Supermajority of Members. The vote of the Member appointed by the Owner that is the Operations Manager, or by the Owner whose Affiliate is the Operations Manager, that was so removed or is so deemed to have resigned as Operations Manager shall be excluded from voting on the approval of the appointment of a successor Operations Manager, if such Member fails to record a vote on such matter within seven days after the submission of such matter to the Executive Committee for approval (or within such longer period as may be specified in such submission) or if such Member votes for the appointment or reappointment of the incumbent Operations Manager or an Affiliate of the incumbent Operations Manager to succeed the incumbent Operations Manager. If the exclusion of the vote of the Member appointed by the Owner that is the Operations Manager (or by the Owner whose Affiliate is the Operations Manager) pursuant to the immediately preceding sentence renders it impossible to obtain the aggregate percentage of Ownership Interests necessary to constitute a Supermajority of Members, then the appointment of a successor Operations Manager shall be approved by the vote(s) of the Member(s) representing a majority of the Ownership Interests represented by Members whose votes are not so excluded.

(d)       The Operations Manger may resign as Operations Manager at any time upon 30 days’ prior written notice to each of the Members, provided that, if a Supermajority of Members is unable to agree on the appointment of a successor Operations Manager within such thirty-day period (“Supermajority Appointment Period”), the appointment of a successor

Operations Manager shall become an Arbitrable Dispute, and notwithstanding the provisions of Article XII, the following procedures shall apply:

(i)        Within 30 days following the expiration of the Supermajority Appointment Period, the AAA shall select a panel of three arbitrators and shall select one of the three arbitrators to be the chairman of the panel (such thirty-day period being referred to as the “Arbitral Panel Selection Period”);

(ii)       Within 30 days following expiration of the Arbitral Panel Selection Period, each of the Owners shall submit to the arbitral panel (1) its nominee to be the successor Operations Manager and (2) a reasonably detailed summary of all of the material terms and conditions of the Operating & Maintenance Agreement that such nominee is prepared to execute and deliver if selected by the arbitral panel as the successor Operations Manager (such thirty-day period being referred to as the “Nominee Submission Period”), and any Owner that fails to submit such nominee and summary to the arbitral panel during the Nominee Submission Period shall be barred from doing so thereafter; and

(iii)      Within 90 days following the expiration of the Nominee Submission Period, the arbitral panel shall select the nominee of one of the nominating Owners to be the successor Operations Manager and shall notify each of the Owners in writing of its selection (such ninety-day period being referred to as the “Successor Operations Manager Selection Period”), and during the Successor Operations Manager Selection Period, the arbitral panel shall hold such hearings and meetings at such times and places within Oklahoma City, Oklahoma, at which the presence of the appropriate representatives of the nominating Owners may be required, and shall request from the nominating Owners such additional information, as it shall deem necessary and appropriate in connection with the selection of the successor Operations Manager.

Following the arbitral panel’s selection of a successor Operations Manager, the Owners shall negotiate in good faith with the party selected by the arbitral panel to be the successor Operations Manager to enter into an Operating & Maintenance Agreement with such party on substantially the terms and conditions summarized and submitted to the arbitral panel by the Owner that nominated such party during the Nominee Submission Period. Any such Operating & Maintenance Agreement approved by a Majority of Members (or, if applicable, a Supermajority of Members pursuant to Section 5.07(b)(iii)) shall be executed and delivered by all of the Owners. The incumbent Operations Manager shall continue to perform its duties and responsibilities, and shall continue to have all of its powers and authority, as Operations Manager pursuant to this Agreement until the date on which the successor Operations Manager is ready to assume its duties and responsibilities as Operations Manager under a duly executed Operating & Maintenance Agreement, provided that, if a successor Operations Manager shall not have so assumed its duties and responsibilities as Operations Manager for whatever reason by the 240th day following the expiration of the Supermajority Appointment Period, on such 240th day, the incumbent Operations Manager shall be relieved of all of its duties and responsibilities, and shall relinquish all of its powers and authority, as Operations Manager and may abandon its post as Operations Manager without any liability of any kind or nature whatsoever to any Owner for so doing, and each Owner that was not the incumbent Operations Manager shall become the Operations Manager or a co-Operations Manager, as the case may be, on and subject to the terms and conditions set forth in this Agreement. Except as otherwise set forth in this Section 6.07(d), the provisions of Section 12.01(c) shall apply to any arbitration under this Section 6.07(d).

(e)       In the event of the appointment of a successor Operations Manager pursuant to this Section 6.07, the Owners shall enter into an Operating & Maintenance Agreement upon such terms and conditions as shall be approved by a Majority of Members or, if applicable, a Supermajority of Members pursuant to Section 5.07(b)(iii), and this Agreement shall be amended concurrently therewith to the full extent necessary to harmonize the terms and conditions of this Agreement with the terms and conditions of such Operating & Maintenance Agreement.

6.08     Reports and Forecasts. The Operations Manager shall prepare the following reports:

(a)       Performance Report. Within 15 Business Days following the end of each month, the Operations Manager shall submit a report to the Owners (“Performance Report”), which shall contain event and performance information identified by the Executive Committee from time to time to be pertinent and, where applicable, conforms to the NERC Generation Availability Data System (GADS), regarding the operation of the Redbud Generating Facility during such month, including:

(i)	Average Heat Rate (net in Btu/Kwh);
(ii)	Hourly Net Generation (MWh);

(iii)      Planned and Unplanned Outages (duration, cause (if known), and general description of measures taken);

(iv)	Planned and Unplanned Deratings (duration and cause); and

(v)       Such additional information as may be necessary for the Owners to prepare their respective GADS Reports.

(b)       Planned Outage Report. Prior to November 1 of each year, the Operations Manager shall prepare and submit to the Executive Committee for approval a report detailing all planned outages of the Redbud Generating Facility (“Planned Outage Report”) forecasted on a minimum five-calendar-year basis. The Planned Outage Report shall include a schedule of such planned outages and the nature and duration thereof.

(c)       Injury and Illness Report. Within 15 Business Days after the end of each calendar quarter, the Operations Manager shall provide to the Executive Committee a report of all reported OSHA recordable injuries and illnesses, and all chargeable vehicle accidents (based on the Operations Manager’s determination criteria therefor, as in effect from time to time), that are attributable to the Redbud Generating Facility during such calendar quarter (“Injury and Illness Report”). Injury and Illness Reports (i) shall be prepared in accordance with the Operations Manager’s environmental, health and safety management system or assurance program, as in effect from time to time, for so long as any Owner is the Operations Manager and, in the event that a Person other than an Owner becomes the Operations Manager, shall be prepared in accordance with such environmental, health and safety management system or assurance program as may be approved by the Executive Committee from time to time, and (ii) for so long as OG&E is the Operations Manager, shall be based on employee statistics for the Redbud Generating Facility, and (iii) in each case, shall include copies of all written communications to or from a Governmental Authority (including notices) and insurance companies.

ARTICLE VII

CERTAIN COVENANTS OF EACH PARTY

7.01     Efforts to Satisfy Conditions Precedent, Construct, Operate and Maintain. Subject to the terms and conditions hereof, each of the Parties hereto shall act in good faith, in exercising its rights and performing its duties under this Agreement and otherwise in connection with the Transactions, and shall use its commercially reasonable efforts to (i) consummate and make effective the Transactions, including the satisfaction of all conditions thereto or to such Party’s obligations hereunder set forth herein and (ii) cause the Redbud Generating Facility to be operated and maintained in accordance with Prudent Utility Practices from the Effective Date through the Termination Date. Such actions of each Party shall include exercising its commercially reasonable efforts to obtain each of the consents, authorizations and approvals of any Governmental Authority or other Person that is reasonably necessary for it to effectuate the Transactions, including Regulatory Approvals, and effecting all other necessary registrations and filings with or notices to any Governmental Authority. Each Party will promptly provide each other Party with copies of all written communications received by it from any Governmental Authority relating to any Regulatory Approvals or the approval or disapproval of this Agreement and the Transactions. Each Party shall promptly and with all due diligence take any and all actions necessary or otherwise appropriate to support any other Party, as reasonably requested by such other Party, in obtaining any and all regulatory and other approvals associated with the operation of, and the recovery of costs relating to, the Redbud Generating Facility.

7.02	Transmission Credits and Transmission.

(a)       Transmission Credits. To the extent that OG&E receives transmission credits from SPP pursuant to Section 11.4 of the Redbud Generating Facility’s Large Generator Interconnection Agreement with SPP (“Redbud LGIA”), OG&E shall make a payment within 30 days thereafter to each of the other Owners in an amount equal to the Owner’s Pro Rata Share of such credits.

(b)       Transmission. Each of the Owners shall submit a separate application (or modification to an existing application) for transmission service to SPP in order to transmit its Pro Rata Share of the Capacity of the Redbud Generating Facility to the Owner’s network load or point(s) of delivery. The Owners agree to coordinate the preparation of their applications so that the transmission service requests of all three Owners are evaluated in an Aggregate Transmission Service Study process under Attachment Z to the SPP OATT. If, as part of the Aggregate Transmission Service Study process, SPP identifies facilities that must be constructed by an Owner in order to satisfy the Owners’ requests for transmission service pursuant to the immediately preceding sentence, then the Owner shall construct and place, or cause to be constructed or placed, into commercial operations the facilities identified by SPP prior to the Effective Date. Each Owner shall be solely responsible for (i) all costs associated with submitting to SPP any information, application(s), request(s) and/or fee(s) required to secure transmission service from SPP to transmit the Owner’s Pro Rata Share of the Capacity of the Redbud Generating Facility to the Owner’s network load or point(s) of delivery and (ii) all transmission facility costs allocated or assigned by SPP to the Owner in response to the Owner’s transmission service request to transmit the Owner’s Pro Rata Share of the Capacity of the Redbud Generating Facility to the Owner’s network load or point(s) of delivery (collectively, “Transmission Costs”). The allocation of costs under this Agreement is not intended to limit in any way the ability of each Owner to seek to include such Transmission Costs in Owner’s rates for service(s) when rendering transmission service to another Owner.

7.03     Certain Expenses. Regardless of whether the Transactions are consummated, except as otherwise provided in any other provision of this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses. Notwithstanding the foregoing, all fees, charges and costs of economists and other experts, if any, jointly retained by the Parties in connection with submissions made to any Governmental Authority and advice in connection therewith respecting approval of the Transactions, will be borne by each Party in proportion to its Pro Rata Share. All such charges and expenses shall be promptly settled among the Parties on or before the Closing Date or upon termination or expiration of further proceedings under this Agreement, or with respect to such charges and expenses not determined as of such time, as soon thereafter as is reasonably practicable.

7.04     Certain Notices. In furtherance and not in limitation of Section 7.01, at any time and from time to time, (a) GRDA shall notify each other Party promptly of (i) the receipt by GRDA of any Regulatory Approval, (ii) the denial by the relevant Governmental Authority of any Regulatory Approval or the occurrence of any other circumstance of which GRDA has Knowledge that would excuse GRDA from its obligations hereunder, and (iii) the occurrence of any other event reasonably likely to impair GRDA’s ability to perform its obligations hereunder, if GRDA has Knowledge of such occurrence, (b) OG&E shall notify each other Party promptly of (i) the receipt by OG&E of any Regulatory Approval, (ii) the denial by the relevant Governmental Authority of any Regulatory Approval or the occurrence of any other circumstance of which OG&E has Knowledge would excuse OG&E from its obligations hereunder and (iii) the occurrence of any other event reasonably likely to impair OG&E’s ability to perform its obligations hereunder, if OG&E has Knowledge of such occurrence, and (c) OMPA shall notify each other Party promptly of (i) the receipt by OMPA of any Regulatory Approval, (ii) the denial by the relevant Governmental Authority of any Regulatory Approval or the occurrence of any other circumstance of which OMPA has Knowledge that would excuse

OMPA from its obligations hereunder, and (iii) the occurrence of any other event reasonably likely to impair OMPA’s ability to perform its obligations hereunder, if OMPA has Knowledge of such occurrence.

ARTICLE VIII

TAXES

8.01     Ad Valorem Taxes. Except as otherwise required by Law, each Owner that is not exempt from ad valorem tax shall render for ad valorem taxation its undivided ownership interest in the Redbud Generating Facility and shall otherwise use its reasonable best efforts to have any taxing authority imposing Taxes on the Redbud Generating Facility assess and levy such Taxes directly against the ownership or beneficial interest of such Owner therein. If a taxing authority levies such Taxes against the Redbud Generating Facility, each Owner that is not exempt from such Taxes shall be responsible for its pro rata share of such Taxes.

8.02     Income and Gross Receipts Taxes. Each Owner shall be solely responsible for and shall timely pay any and all income and gross receipts Taxes payable with respect to its Ownership Interest.

8.03     Sales and Use Taxes. For every purchase subject to sales or use taxes, each Owner shall be solely responsible for and shall timely pay all sales and use taxes that are levied against or with respect to such Owner’s interest in, or pro rata share of, the purchase, use, ownership or beneficial interest in the Redbud Generating Facility.

8.04     Other Taxes. Each Owner shall be solely responsible for and shall timely pay all Taxes other than Taxes described in Section 8.01, 8.02 or 8.03 that are levied against or with respect to such Owner’s interest in, or pro rata share of, the purchase, use, ownership or beneficial interest in the Redbud Generating Facility.

8.05     Exemptions. Each Owner claiming exemption from any Taxes shall be responsible for and shall pay all expenses in connection with the sustaining or determining of such claim, and each other Owner shall lend all reasonable cooperation in connection with the filing of Tax renditions and reports and in connection with the making of protests and payments under protest as may be reasonably requested by each Owner claiming an exemption.

8.06     Contested Taxes. Any Owner may defer payment of any Tax to the extent that and while such Tax is being contested by such Owner in good faith and by appropriate proceedings and so long as such proceedings or the nonpayment of such Tax is not reasonably expected to cause (a) the imminent threat of the sale, forfeiture, loss or interference with the operation of any interest in the Redbud Generating Facility, (b) any material adverse change in the title, property or rights of any Party in or to the Redbud Generating Facility, (c) any assessment or penalty against any Party other than the Owner contesting the payment of such Tax, (d) any interference with payments by the Owners to the Operations Manager or the application of such payments by the Operations Manager or (e) any danger of criminal or other liability being imposed against any party or agent other than the Owner contesting the payment of such Tax. Any Owner that elects to defer payment of any Tax pursuant to this Section 8.06 shall protect, indemnify and hold harmless all other parties from any and all claims, demands or causes of action, suits or other proceedings (including all costs in connection therewith and in connection with the defense thereof, including reasonable attorneys’ fees) of every kind and character resulting from such delay in payment.

8.07     Election Regarding Subchapter K. On behalf of the Owners, OG&E (a) shall affirmatively elect, in the manner provided in the Treasury Regulations promulgated under Section 761 of the Code, to have no provision of Subchapter K of the Code apply to the transactions contemplated by this Agreement and (b) shall make any similar election hereafter provided by the tax laws of the State of Oklahoma. GRDA and OMPA shall timely provide OG&E with all information required for the filing of such election or elections. No Owner shall take any position inconsistent with such election or elections. No Owner shall be liable to any other Owner for any adverse Tax consequences attributable to the application or nonapplication of any partnership provision of the Code or the tax laws of any state.

8.08     Nonpayment of Tax. An Owner’s failure to pay any Tax for which it is responsible at the time and in the manner required by this Article VIII shall constitute a Default by such Owner. Notwithstanding the prior sentence in this Section 8.08, a Default arising from nonpayment of any Tax pursuant to Section 8.06 will only be a Default if any other Owner must take action to forestall any of the events listed in clauses (a) through (e) of Section 8.06.

8.09     Contribution for Taxes. If an Owner is required to pay a Tax described in Section 8.01, 8.03(b) or 8.04 in excess of its pro rata share thereof, all other Owners that are not exempt from liability for such Tax shall reimburse such Owner for their respective shares of such excess.

ARTICLE IX

INSURANCE

9.01     General. The Executive Committee shall determine and the Operations Manager shall obtain the insurance coverages, including insurable values, limits, deductibles, retentions and other special terms during the periods covered by and with respect to Operating Work or any phases thereof, in accordance with Prudent Utility Practices.

9.02     Terms of Insurance. All policies of insurance obtained by the Operations Manager for the benefit of the Owners in connection with the Redbud Generating Facility (“Redbud Insurance”) shall:

(a)       provide insurable values, limits, deductibles, retentions and other special terms as determined by the Executive Committee;

(b)	name each Owner as an insured;

(c)       list the Operations Manager as agent for the insureds, for the adjustment and payment of any insured loss, as their interests may appear;

(d)       contain endorsements providing for positive notice of material change or cancellation to all parties listed as named or additional insureds;

(e)       contain endorsements providing that the insurance is primary insurance for all purposes;

(f)        contain cross-liability endorsements for bodily injury liability and property damage liability coverages; and

(g)       require the insurers to waive their rights of subrogation against all Owners under such policies or arising out of this Agreement.

9.03     Procurement Procedures. The following procedures shall be observed in connection with the procurement of Redbud Insurance and changes in Redbud Insurance:

(a)       the Operations Manager shall give prompt written notice to each Owner of the procurement of all insurance binders.

(b)       the Operations Manager shall furnish each Owner with evidence of each of the policies of the insurance procured and naming the insurers and underwriters and the extent of their participation.

9.04     Owner Insurance. Each Owner shall have the right to secure such additional or different insurance coverage as it may desire at its expense and, to the extent practicable, such additional or different insurance coverage may be affected through endorsements on policies of

Redbud Insurance. Such additional or different insurance coverage shall be appropriately endorsed to provide waivers of subrogation to all Owners.

ARTICLE X

CONDITIONS PRECEDENT

10.01   Condition Precedent to GRDA’s Obligations. The obligations of GRDA hereunder (except its obligations under any of Articles V, VII, XII, XVI and XVII) shall be subject to the satisfaction of the condition precedent that the closings of the transactions contemplated by each of the Redbud Purchase Agreements shall have occurred.

10.02   Condition Precedent to OG&E’s Obligations. The obligations of OG&E hereunder (except its obligations under any of Articles V, VII, XII, XVI and XVII) shall be subject to the satisfaction of the condition precedent that the closings of the transactions contemplated by each of the Redbud Purchase Agreements shall have occurred.

10.03   Condition Precedent to OMPA’s Obligations. The obligations of OMPA hereunder (except its obligations under any of Articles V, VII, XII, XVI and XVII) shall be subject to the satisfaction of the condition precedent that the closings of the transactions contemplated by each of the Redbud Purchase Agreements shall have occurred.

ARTICLE XI

DEFAULTS AND REMEDIES

11.01   Default. The occurrence of any one or more of the following events shall constitute a default hereunder (“Default”) by the Owner or Operations Manager to which the event relates:

(a)       Nonpayment by any Owner of any amount payable by it hereunder when due, or nonpayment by the Operations Manager of an amount payable by it under Section 6.02(b) or 6.06(b)(iii) when due, provided that, in the case of the first two occurrences of such nonpayment in respect of which written demand for payment is made upon such Owner or Operations Manager pursuant to Section 11.02, such nonpayment shall not constitute a Default if such nonpayment is cured within 15 calendar days from the date of the applicable demand pursuant to Section 11.02; and

(b)       Except as excused by Force Majeure, the failure by any Owner or Operations Manager to fulfill any covenant or perform any of its other material obligations hereunder in accordance with the terms of this Agreement (other than a failure that constitutes or, with the making of a demand for payment and passage of time, would constitute a Default under Section 11.01(a)), if such failure (i) is not the result of an action or inaction for which remedies are barred under Section 13.01 or 13.02, as the case may be, and (ii) is not cured within 30 calendar days from the date of a demand made upon such Owner or Operations Manager for the fulfillment of such covenant or performance of such obligation.

11.02   Demand for Performance. Upon (a) the nonpayment by any Owner or the Operations Manager of any amount payable by it hereunder when due or (b) except as excused by Force Majeure, the failure by any Owner or the Operations Manager to fulfill any covenant or perform any of its other material obligations hereunder in accordance with the terms of this Agreement, any Owner may make written demand upon such Owner or the Operations Manager for the payment of such amount, fulfillment of such covenant or performance of such obligation, as applicable.

11.03   Disputed Defaults. If an Owner or the Operations Manager in good faith disputes the existence or extent of any nonpayment described in Section 11.01(a) or failure described in Section 11.01(b), it shall nonetheless make such payment, fulfill such covenant or perform such other material obligation within the applicable cure period specified in Section

11.01(a) or Section 11.01(b), as the case may be, under written protest directed to the Owners (other than, in the case of such a dispute by an Owner, such Owner). Such dispute shall be governed by the dispute resolution provisions of Article XII.

11.04	Remedies.

(a)       Remedies for Owner Payment Defaults. If a Default is limited to the failure of the Owner who is in Default (“Defaulting Owner”) to make one or more payments when due, irrespective of protest by the Defaulting Owner and regardless of whether any such nonpayment constitutes a Default, (1) the amount(s) of such payment(s) may be advanced by the other Owner(s) and, if so advanced, shall bear interest until paid at a variable rate of interest equal to the U.S. Treasury Rate, as in effect from time to time during the applicable period (plus 2%), or the highest lawful rate, whichever is lower, or (2) the Operations Manager may exercise its option under Section 4.05(a) to purchase the Defaulting Owner’s Pro Rata Share of Net Capability and apply the Excess Proceeds of any sale thereof to the payments(s) (plus any accrued interest thereon) owed by the Defaulting Owner. If a payment Default (including accrued interest thereon) has not been brought current by the Defaulting Owner by the 180th day following the original due date of such payment:

(i)        the Operations Manager may elect not to dispatch the Defaulting Owner’s Pro Rata Share of Net Capability until such payment Default (including accrued interest thereon) is brought current by the Defaulting Owner; or

(ii)       any non-Defaulting Owner may elect, to the extent allowed by and subject to the requirements and procedures set forth in applicable Law, by giving 30 days’ prior written notice to the Defaulting Owner, to increase its respective Ownership Interest and Pro

Rata Share (and the Ownership Interest and Pro Rata Share of the Defaulting Owner shall be correspondingly reduced) according to the following formula:

Increased Interest = SI x A TV
where:
SI	means the Defaulting Owner’s then current Ownership Interest;
A

means the aggregate amount then owed by such Defaulting Owner (including interest accrued thereon through the effective date of the increase of the respective Ownership Interest(s) and Pro Rata Shares(s) of the electing Owner(s)); and

TV

means the product of such Defaulting Owner’s then current Ownership Interest multiplied by the weighted average of the purchase price paid or the aggregate payments made of Costs of Capital Additions, less depreciation calculated at rates approved by the Oklahoma Corporation Commission or, if the Oklahoma Corporation Commission has not approved depreciation rates, calculated on a straight-line basis based on a total plant life of 30 years on the basis of a 365 day year, as applicable, by all Owners for or in respect of their respective Ownership Interests.

If more than one Owner elects to increase its Ownership Interest and Pro Rata Share in lieu of receiving a cash payment from the Defaulting Owner, the increases shall be apportioned on a pro rata basis among the prior Ownership Interests and Pro Rata Shares of the electing Owners. In the event of any such transfer of all or any portion of a Defaulting Owner’s Ownership Interest to one or more electing Owners pursuant to this Section 11.04(a), each of the Owners shall take any and all such actions, including the execution and delivery of any and all such documents and instruments, as may be required to obtain any and all such Permits as may be required or otherwise legally effect and confirm such transfer. No Owner shall be required to elect to increase its Ownership Interest and Pro Rata Share in lieu of any other remedy hereunder, including receiving a cash payment from a Defaulting Owner hereunder.

(b)       Remedies for Owner Defaults Other Than Payment Defaults. If a Default involves the failure of the Defaulting Owner to fulfill any covenant or perform any of its other material obligations other than payment obligations, the Operations Manager may exercise its option under Section 4.05(b) to purchase the Defaulting Owner’s Pro Rata Share of Net Capability and apply the Excess Proceeds of any sale thereof to any actual damages incurred by the non-Defaulting Owner(s) as the result of such Default. If a Default on the fulfillment of a covenant or the performance of any other material obligation (other than a payment obligation) is not cured by the Defaulting Owner by the 180th day following the date by or before which such covenant was to have originally been fulfilled or such other material obligation was to have originally been performed, the Operations Manager may elect not to dispatch the Defaulting Owner’s Pro Rata Share of Net Capability until such Default is cured by the Defaulting Owner.

(c)       Other Remedies. In addition to the rights granted in this Section 11.04, any non-Defaulting Owner may seek injunctive relief, including specific performance, to enforce a Defaulting Owner’s obligation under this Agreement, provided that all claims to recover damages or payments on account of any default will be subject to the dispute resolution procedures set forth in Article XII to the extent allowed by, and subject to any applicable requirements and procedures set forth in, applicable Law.

ARTICLE XII

DISPUTE RESOLUTION

12.01	Dispute Resolution; Arbitration.

(a)       Senior Executives Panel. Any dispute or claim arising between or among Owners (“Owner Dispute”) or between or among an Owner or Owners and the Operations

Manager (“Operations Manager Dispute”) under this Agreement that cannot be resolved through negotiation shall be referred for review and resolution to a panel consisting of a senior executive of each of the parties to the dispute with authority to decide or resolve the matter in dispute. Such senior executives shall meet at least once and attempt to resolve the dispute within 30 days.

(b)       Legal and Equitable Remedies and Arbitration. If an Owner Dispute or an Operations Manager Dispute is not resolved as provided in Section 12.01(a) and such dispute: (i) only involves one or more claims or demands for money that are for less than $50 million, individually or in the aggregate, or in respect of which the recovery of money damages of less than such amount would constitute an adequate remedy, (ii) is whether an Owner or the Operations Manager is in Default, (iii) is over the selection of a replacement Operations Manager, or (iv) is whether to settle any third-party claim where the uninsured portion of such claim exceeds $20 million (each of the foregoing disputes being referred to as an “Arbitrable Dispute”), the Arbitrable Dispute shall be resolved by final and binding arbitration in accordance with the procedures set forth in Section 12.01(c) to the extent allowed by, and subject to any applicable requirements and procedures set forth in, applicable Law. Notwithstanding the foregoing, no claim for damages that is barred by Article XIII, or any other claim for multiple or enhanced damages, shall be an Arbitrable Dispute. If an Owner Dispute or an Operations Manager Dispute is not resolved as provided in Section 12.01(a) and such dispute is not an Arbitrable Dispute, each of the parties to the dispute shall have the ability to pursue any applicable legal and equitable remedies in the United States federal courts located in, and the state courts of, the State of Oklahoma or, with the written agreement of all of the parties to the dispute, to submit the dispute to arbitration in accordance with the procedures set forth in Section 12.01(c), provided that, in each such case, as well as in the case of an Arbitrable Dispute, if the dispute involves a claim by an Owner or Owners against the Operations Manager, such Owner or Owners shall not be entitled to an award of money damages or any other form of legal or equitable remedy or relief from any court, or from any panel of arbitrators under Section 12.01(c), unless such court or a majority of such arbitrators, as the case may be, finds that:

(i)        (1) if the claim involves a Budget Dispute under Section 6.02(b), (a) the dispute satisfies all of the conditions of a Budget Dispute set forth in Section 6.02(b), and (b) the disputed Operating Budget items constitute or are the result of gross negligence or willful misconduct on the part of the Operations Manager, or (2) if the claim involves an Annual Operating Costs and Costs of Capital Additions Audit Dispute under Section 6.06(b)(iii), (a) the dispute satisfies all of the conditions of an Annual Operating Costs and Costs of Capital Additions Audit Dispute set forth in Section 6.06(b)(iii), and (b) the disputed expenditures in excess of the Budgeted Expenditures Cap constitute or are the result of gross negligence or willful misconduct on the part of the Operations Manager; or

(ii)       if the claim involves anything other than a Budget Dispute under Section 6.02(b) or an Annual Operating Costs and Costs of Capital Additions Audit Dispute under Section 6.06(b)(iii), the conduct of the Operations Manager, as it relates to the facts and circumstances giving rise to such claim, constitutes gross negligence or willful misconduct.

(c)       Arbitration Procedures. Any Arbitrable Dispute and, if all of the parties thereto shall so agree in writing, any Owner Dispute or Operations Manager Dispute that is not an Arbitrable Dispute, shall be arbitrated in accordance with the following procedures:

(i)        Any party to the dispute may by written notice to the other parties to the dispute demand (such notice being referred to as a “Demand”) that the dispute be finally settled by binding arbitration before a panel of three arbitrators in accordance with the

Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”) then in effect, except as modified herein. The Demand must include statements of the facts and circumstances surrounding the dispute, the legal obligation breached by the other party or parties to the dispute, the amount in controversy and the requested relief and shall be accompanied by all relevant documents supporting the Demand.

(ii)       Unless all of the parties to the dispute otherwise agree, arbitration shall be held in Oklahoma City, Oklahoma. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq.

(iii)      The party to the dispute that makes the Demand shall select one arbitrator, and the other party or parties to the dispute shall select one arbitrator, within ten days after the delivery of the Demand, or if any such party or parties to the dispute fail to make such selection within ten days after the delivery of the Demand, the AAA shall make such appointment. The two arbitrators thus appointed shall select the third arbitrator, who shall act as the chairman of the panel. If the two arbitrators fail to agree on a third arbitrator within 30 days after the selection of the second arbitrator, the AAA shall make such appointment.

(iv)      The award and the reasons therefor shall be stated in writing and shall be final and binding upon the parties and shall be the sole and exclusive remedy between or among the parties regarding any claims, counterclaims, issues, or accountings presented to the arbitral panel. The arbitral panel shall be authorized to grant in its discretion pre-award and post-award interest at commercial rates. Judgment upon any award may be entered in any court having jurisdiction. For the purposes of a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings, the parties shall submit to the jurisdiction of the United States federal courts located in, and the state courts of, the State of Oklahoma. Each of the

Owners and the Operations Manager irrevocably waive, to the fullest extent permitted by applicable Law, any objection any of them may now or hereafter have to the jurisdiction of such courts or the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the Owners and the Operations Managers hereby consents to service of process by registered mail at their respective addresses set forth in this Agreement and agree that their submission to jurisdiction and their consent to service of process by mail is made for the express benefit of the other parties to any Owner Dispute or Operations Manager Dispute that is arbitrated pursuant to this Section 12.01(c).

(v)       This Agreement and the rights and obligations of the Owners and the Operations Manager hereunder shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

(vi)      Unless otherwise ordered by the arbitrators or except as otherwise provided in Section 6.02(b) or 6.06(b)(iii), each party to the dispute shall bear its own costs and fees, including attorneys’ fees and expenses. The arbitrators shall have no power to consider or award money damages or any other form of legal or equitable remedy or relief that is inconsistent with any other provision of this Agreement, including the provisions of Section 12.01(b).

(vii)     To the fullest extent permitted by Law, the Owners and the Operations Managers hereby irrevocably waive and exclude any rights of application or appeal or rights to state a special case for the opinion of the courts or any other recourse to the courts other than to enforce the agreement to arbitrate pursuant to this Section 12.01(c) for attachment or other order in aid of arbitration proceedings or to enforce the award of the arbitral panel.

12.02   Performance during Dispute. During the pendency of any dispute, the parties thereto shall continue to perform their respective obligations under this Agreement.

ARTICLE XIII

LIMITATION OF LIABILITY AND INDEMNIFICATION

13.01   Owner Limitation. No Owner shall have any remedy against any other Owner for tortious conduct arising out of its ownership or interest in the Redbud Generating Facility or any portion thereof except when such liability, loss, cost, damage or expense results from such Owners’ gross negligence or willful misconduct, provided that, subject to the third sentence in Section 13.07, any claim for money damages that an Owner may have based on another Owner’s breach of this Agreement shall not be subject to the foregoing limitation on remedies.

13.02   Operations Manager Limitation. The Owners shall have no remedies against the Operations Manager for any action taken or failed to be taken pursuant to or in connection with any Operating Work or Capital Additions or otherwise in performing its duties and obligations hereunder, whether based on a contract, tort (including the sole negligence of the Operations Manager) or otherwise except when such loss, cost, damage or expense results from the Operations Manager’s (a) gross negligence or willful misconduct or (b) failure to pay any amount(s) required to be paid, refunded or reimbursed to any Owner pursuant to Section 6.02(b) or 6.06(b)(iii).

13.03   Allocation. Except for liability, loss, cost, damage or expense resulting from gross negligence or willful misconduct by any Owner or the Operations Manager (as the case may be) or as may be otherwise provided in this Agreement and to the extent allowed by applicable Law, any loss, cost, damage or expense arising from a claim of liability to a third party or parties (including civil penalties imposed by Governmental Authorities) against any or all Owners or the Operations Managers and arising out of or resulting from the ownership or operation of the Redbud Generating Facility or any part thereof, whether based on contract, tort (including negligence) or otherwise, shall be shared (after application thereto of any insurance coverage or proceeds) by the Owners in the proportion of the Owners’ respective Ownership Interests, and any amount paid by an Owner or the Operations Manager by reason of such liability (other than liability for gross negligence or willful misconduct) shall be considered Operating Costs.

13.04   Indemnification by Owners of Operations Manager and Other Owners. To the extent allowed by applicable Law, each of the Owners shall protect, indemnify, and hold each of the other Owners and the Operations Manager and their respective directors, officers and employees free and harmless from and against any and all claims, demands, causes of action, suits or other proceedings (including all costs in connection therewith and in connection with the defense thereof, including reasonable attorneys’ fees) of every kind and character arising in favor of such Owner’s own customers (or anyone claiming through said customers) on account of bodily injuries, death, damage to property or economic loss in any way occurring, incident to, arising out of or in connection with the furnishing of, or failure to furnish, service to said customers. It is the intention of this Section 13.04 to impose on each Owner the sole responsibility for the defense and discharge of such claims, demands, causes of action, suits or other proceedings brought against one or more Owners by such Owner’s customers even when caused by the sole fault of another Owner. Nothing in this Section 13.04 shall impair the remedies of one or more Owners against another Owner preserved by Sections 13.01 and 13.02 hereof.

13.05   Indemnification of Operations Manager by Owners against Third-Party Claims. To the extent allowed by applicable Law, each of the Owners shall protect, indemnify,

and hold the Operations Manager and its directors, officers and employees free and harmless from and against any and all uninsured, or any uninsured portion(s) of any and all, claims, demands, causes of action, suits or other proceedings (including all costs in connection therewith and in connection with the defense thereof, including reasonable attorneys’ fees) of every kind and character brought or initiated by a third party and arising out of or otherwise relating to the performance by the Operations Manager of its duties and responsibilities hereunder, even when caused by the sole fault of the Operations Manager, unless such third-party claims, demands, causes of action, suits or other proceedings result from the Operations Manager’s gross negligence or willful misconduct in performing its duties and obligations hereunder.

13.06   Indemnification of Owners by Operations Manager. The Operations Manager shall protect, indemnify, and hold each of the Owners and its directors, officers and employees free and harmless from and against any and all claims, demands, causes of action, suits or other proceedings (including all costs in connection therewith and in connection with the defense thereof, including reasonable attorneys’ fees) of every kind and character arising from the performance by the Operations Manager of its duties and responsibilities hereunder, to the extent that such claims, demands, causes of action, suits or other proceedings result from the Operations Manager’s gross negligence or willful misconduct in performing its duties and obligations hereunder.

13.07   Sole and Exclusive Remedies. TO THE EXTENT THAT SECTION 13.03, 13.04 OR 13.05 PROVIDES AN EXPRESS REMEDY FOR MONEY DAMAGES WITH RESPECT TO A PARTICULAR CAUSE OF ACTION, CLAIM, DEMAND, LIABILITY OR LOSS AS DESCRIBED THEREIN, SUCH REMEDY SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF ANY OWNER OR THE OPERATIONS MANAGER, AS THE

CASE MAY BE, FOR MONEY DAMAGES, AND ALL OTHER REMEDIES FOR MONEY DAMAGES AVAILABLE AT LAW OR IN EQUITY WITH RESPECT TO SUCH CAUSE OF ACTION, CLAIM, DEMAND, LIABILITY OR LOSS ARE HEREBY WAIVED. EXCEPT AS OTHERWISE PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE AND SUBJECT TO ALL OF THE LIMITATIONS SET FORTH IN THIS ARTICLE XIV (INCLUDING THE IMMEDIATELY SUCCEEDING SENTENCE), ANY OWNER OR OPERATIONS MANAGER MAY PURSUE SUCH REMEDIES (INCLUDING DAMAGES AND FEES AND EXPENSES OF ATTORNEYS) AS MAY BE AVAILABLE UNDER THIS AGREEMENT (INCLUDING ARTICLE XI) OR AT LAW OR IN EQUITY. NOTWITHSTANDING THE IMMEDIATELY PRECEDING SENTENCE, NO OWNER OR OPERATIONS MANAGER SHALL UNDER ANY CIRCUMSTANCES BE LIABLE FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER BY STATUTE, IN TORT OR BY CONTRACT OR OTHERWISE. THE LIMITATIONS IMPOSED ON REMEDIES BY THE IMMEDIATELY PRECEDING SENTENCE AND THE MEASURE OF DAMAGES SHALL BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO. THE PROVISIONS OF THIS SECTION 13.07 SHALL BE ENFORCEABLE ONLY TO THE EXTENT ALLOWED BY, AND SHALL BE SUBJECT TO ANY APPLICABLE REQUIREMENTS AND PROCEDURES SET FORTH IN, APPLICABLE LAW.

ARTICLE XIV

DAMAGE TO OR CONDEMNATION OF REDBUD GENERATING FACILITY; TERMINAITON OF OPERATIONS OF REDBUD GENERATING FACILITY

14.01	Damage or Condemnation.

(a)       Uninsured Cost Not in Excess of $50 Million. If the Redbud Generating Facility suffers damage resulting from causes other than ordinary wear, tear or deterioration or suffers a Taking and, in either case, the estimated uninsured and otherwise uncompensated cost of repair, as determined by a Majority of Members based on an appraisal by a nationally-recognized and qualified engineering firm, does not exceed $50 million, and if a Supermajority of Members does not determine that the operations of the Redbud Generating Facility shall be terminated pursuant to Section 14.02, the Operations Manager will submit a revised Operating Budget as soon as reasonably practicable and will proceed to repair or cause the repair of such damage, and each Owner will pay into a separate account its Pro Rata Share of the estimated uninsured and otherwise uncompensated cost of such repair as budgeted in such revised Operating Budget.

(b)       Notice to Repair When Uninsured Cost Exceeds $50 Million. If the Redbud Generating Facility suffers damage or a Taking and the estimated uninsured and otherwise uncompensated cost of repair exceeds $50 million, determined in accordance with Section 14.01(a), a Majority of Members will determine, based on an appraisal by a nationally-recognized and qualified engineering firm, the estimated value of the Redbud Generating Facility as and when repaired, and if a Supermajority of Members determines that the estimated uninsured and otherwise uncompensated cost of repair shall be paid by all of the Owners, the Operations Manager will submit a revised Operating Budget as soon as reasonably practicable and will proceed to repair or cause the repair of such damage, and each Owner will pay into a separate account its Pro Rata Share of the estimated uninsured and otherwise uncompensated cost of repair as budgeted in such revised Operating Budget. If a Supermajority of Members does not determine that the estimated uninsured and otherwise uncompensated cost of repair shall be paid by all of the Owners and does not determine that the operations of the Redbud Generating Facility shall be terminated pursuant to Section 14.02, each Owner that, within 15 Business Days, gives notice in writing to the other Owners of its desire that the damage to the Redbud Generating Facility be repaired will pay into a separate account, in the proportion that its Ownership Interest bears to the total of the Ownership Interests of all Owners giving such notice, all of the estimated uninsured and otherwise uncompensated cost of such repair as budgeted in such revised Operating Budget. If any Owner gives such a notice, the Ownership Interest of each Owner that does not give such a notice will be reduced, at the end of such fifteen-day period and to the extent allowed by and subject to the requirements and procedures set forth in applicable Law, to the extent determined by the following formula.

X = Y x V-(C-I) V
where:

V = Estimated value of the Redbud Generating Facility as repaired
C = Estimated cost of repair
I = Estimated insurance or compensation proceeds, if any,
inuring to the benefit of all Owners (shall not include
insurance or compensation proceeds to which only
individual Owners are entitled)
Y = Ownership Interest prior to loss
X = Reduced Ownership Interest

At the same time, the amount of such reductions will be added to the Ownership Interests of the Owners giving such notice in the proportion that the Ownership Interest of each Owner giving such notice bears to the total of the Ownership Interests of all Owners giving such notice.

(c)       Absence of Notice to Repair When Uninsured Cost Exceeds $50 Million. If the Redbud Generating Facility suffers damage to the extent that the estimated uninsured and otherwise uncompensated cost of repair as determined in accordance with Section 14.01(a) exceeds $50 million and no Owner gives the notice required by Section 14.01(b), the damage to the Redbud Generating Facility shall not be repaired. If portions of the Redbud Generating Facility are still capable of economically generating electricity, the Operations Manager implement the procedures specified in Section 14.02 with respect to the damaged facilities only and continue to operate the remaining facilities. If no portion of the Redbud Generating Facility is still capable of economically generating electricity, the Executive Committee shall cause the Operations Manager to terminate the operations of the Redbud Generating Facility pursuant to Section 14.02.

(d)       Insurance Proceeds and Condemnation Awards. In the case of repair of damage to the Redbud Generating Facility pursuant to Section 14.01(a) or 15.01(b), all proceeds of insurance and condemnation awards shall first be applied to repair of such damage, and any excess proceeds (or, in the case of a situation such as that described in Section 14.01(c), the entire amount of such proceeds) will be distributed to the Owners in accordance with their respective Ownership Interests.

14.02   Termination of Operations. To the extent allowed by and subject to the requirements and procedures set forth in applicable Law, when the Redbud Generating Facility can no longer be made capable, consistent with Prudent Utility Practices, of producing electricity or cannot obtain required Permits, or when a Supermajority of Members otherwise determines to terminate the operations of the Redbud Generating Facility, the Operations Manager shall sell for removal all salable parts of the Redbud Generating Facility to the highest bidder(s). Each Owner shall bear its Pro Rata Share of all costs of termination of the operations of the Redbud Generating Facility, including the costs of razing all structures and disposing of the debris and meeting all requirements of applicable Law. Each Owner shall receive its Pro Rata Share of any proceeds resulting from the liquidation of the Redbud Generating Facility by the Operations

Manager pursuant to this Section 14.02 only after the payment of all costs of termination of the operations of the Redbud Generating Facility, including payment of any expenses authorized by the Executive Committee.

ARTICLE XV

TERM AND TERMINATION

15.01   Term. This Agreement shall become effective on the Effective Date. The term of this Agreement (“Term”) shall be from the Effective Date through the earlier of (a) the date of the termination of the operations of the Redbud Generating Facility as provided in Section 14.02 or (b) the date of termination of either or both of the Redbud Purchase Agreements prior to the closing of the transactions contemplated thereby (such earlier date being referred to as the “Termination Date”).

15.02   Termination. This Agreement shall not be subject to termination except as expressly provided in Section 15.01. Each of the Owners, to the extent allowed by applicable Law, waives all rights now or hereafter existing, conferred by statute, common law or otherwise to quit, terminate or surrender this Agreement. If, at any time after the Effective Date, this Agreement shall have been terminated in accordance with Section 15.01, this Agreement and all rights and obligations of any Owner hereunder shall terminate upon the Termination Date, except (a) any rights or obligations hereunder that have accrued to or been incurred by such Owner, or to which such Owner shall have become subject, prior to such termination, and (b) the obligations set forth in Sections 7.03, Article XII, Article XIII and Article XVII, shall survive such termination.

ARTICLE XVI

ASSIGNMENTS AND TRANSFERS OF OWNERSHIP INTERESTS

16.01   Assignments and Transfers. Except as expressly provided in Section 11.04(a) and 14.01(b) and to the extent allowed by and subject to the requirements and procedures set forth in applicable Law, the assignment or transfer of all or any portion of an Ownership Interest shall be effective only if made in compliance with all of the applicable provisions of this Article XVI, and any purported assignment or transfer of all or any portion of an Ownership Interest that fails to comply with the applicable provisions of this Article XVI shall be null and void.

16.02	Rights of First Refusal.

(a)       Notice of Third-Party Offer. If any Owner desires to transfer all or any portion of its Ownership Interest pursuant to a bona fide offer (which offer shall include all of the terms and conditions of the proposed transfer) from any Person (such Owner being referred to as the “Transferring Owner”; the whole of such Ownership Interest or any lesser portion thereof to be transferred, as the case may be, being referred to as the “Transferring Interest”; such offer being referred to as the “Third-Party Offer”; and such Person making the Third-Party Offer being referred to as the “Third-Party Offeror”), the Transferring Owner shall deliver written notice thereof, which shall include a copy of the Third-Party Offer (such written notice, including such copy of the Third-Party Offer, being referred to as the “Third-Party Offer Notice”), to each of the other Owners (“Non-Transferring Owners”), and for a period of 60 days following its receipt of the Third-Party Offer Notice (such sixty-day period being referred to as the “Third-Party Offer Period”), each of the Non-Transferring Owners shall have the right to acquire its Proportionate Share of the Transferring Interest on the terms and conditions set forth in the Third-Party Offer (such right being referred to as a “Right of First Refusal”), provided that the consideration to be paid by a Non-Transferring Owner that elects to exercise its Right of First

Refusal (such Non-Transferring Owner being referred to as a “Purchasing Owner”) shall be its Proportionate Share of:

(i)        cash in the amount set forth in the Third-Party Offer, if the Third Party Offer is in cash;

(ii)       cash in the amount of the aggregate market value of publicly-traded securities, if the Third-Party Offer is in publicly-traded securities with a readily ascertainable market value;

(iii)      cash in the amount determined pursuant to Sections 16.02(a)(i) and 16.02(a)(ii), if the Third-Party Offer is in a combination of cash and publicly-traded securities with a readily ascertainable market value; or

(iv)      cash in the amount of the fair market value of the Transferring Interest, if the Third-Party Offer is in neither cash nor publicly-traded securities with a readily ascertainable market value.

(b)       Exercise of Right(s) of First Refusal. If a Non-Transferring Owner elects to exercise its Right of First Refusal, it must do so in writing delivered to the Transferring Owner within the Third-Party Offer Period, and the Purchasing Owner(s) and the Transferring Owner shall consummate the transfer of the Transferring Interest as promptly as practicable thereafter in accordance with the terms and conditions of the Third-Party Offer, except as provided in Sections 16.02(a)(ii), 16.02(a)(iii) and 16.02(a)(iv).

(c)       Non-Exercise of Right(s) of First Refusal. If none of the Non-Transferring Owners elect to exercise their Rights of First Refusal within the Third-Party Offer Period, the Transferring Owner and the Third-Party Offeror shall have 365 days after the end of the Third-Party Offer Period in which to consummate the transfer of the Transferring Interest in strict accordance with the terms and conditions of the Third-Party Offer, as set forth in the Third-Party Offer Notice. If the transfer of the Transferring Interest is not consummated within such 365-day period or the terms and conditions of such transfer (as set forth in the Third-Party Offer Notice) are modified in any way that is financially or otherwise more favorable to the Third-Party Offeror, the Third-Party Offer shall be deemed to have been made anew and shall again be subject to all of the provisions of this Section 16.02.

16.03   Exception to Rights of First Refusal. The provisions of Section 16.02 shall not apply to an Owner’s transfer of all or any portion of its Ownership Interest to any of its direct or indirect, wholly-owned subsidiaries, or to any other direct or indirect, wholly-owned subsidiary of any Person of which such Owner is a direct or indirect, wholly-owned subsidiary, as part of a corporate reorganization or restructuring or otherwise.

16.04   Admission of New Owner and Actions Necessary to Effect Assignment or Transfer of Ownership Interest. No person shall succeed to or acquire any of the rights of an Owner under this Agreement, unless and until such Person becomes a party to this Agreement by executing a counterpart hereof, including such amendments, modifications and supplements hereto as the admission of a new Owner may require and the nonassigning or nontransferring Owner(s) shall approve. In the event of an assignment or transfer of all or any portion of an Ownership Interest in compliance with all of the applicable provisions of this Article XVI, each of the Owners shall take any and all such actions, including the execution and delivery of any and all such documents and instruments, as may be required to obtain any and all such Permits as may be required or otherwise legally effect and confirm such assignment or transfers.

ARTICLE XVII

MISCELLANEOUS

17.01   Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the substantive Law of the State of Oklahoma without reference to any principles of conflicts of Laws thereof.

17.02   Force Majeure. If an Owner or the Operations Manager is rendered unable by Force Majeure to carry out, in whole or in part, its obligations under this Agreement and such Owner or Operations Manager gives written notice and full details of the event to the other Owner(s) and the Operations Manager, or to the Owners, as soon as practicable after the occurrence of the event, then during the pendency of such Force Majeure but for no longer period, the obligations of the Owner or the Operations Manager affected by the event (other than the obligation to make payments then due or becoming due with respect to performance prior to the event) shall be suspended to the extent required. The Claiming Party shall endeavor to remedy the Force Majeure with all reasonable dispatch.

17.03   Attorneys’ Fees and Litigation Expenses. Subject in the case of arbitration to the provisions of Section 12.01(c)(vi), in the event any action is commenced to recover damages or enforce any rights or obligations under this Agreement, then the prevailing party in such action shall be entitled to recover its attorney fees, including the reasonable fees of in-house counsel, expert fees, and all reasonable out-of-pocket expenses incurred in enforcing the prevailing party’s rights under this Agreement, regardless of whether those fees, costs or expenses are otherwise recoverable as costs in the action, including all fees and expenses incurred in connection with the investigation and preparation of the action before it is filed and upon appeal.

17.04	Notices.

(a)       Means of Notification. Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile or electronic mail or by registered or certified mail, postage prepaid, or by a nationally-recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to GRDA:

Grand River Dam Authority

Street Address:

226 Dwain Willis Avenue

Vinita, OK 74301-4654

Post Office Box Address:

P.O. Box 409

Vinita, OK 74301-0409

Attn: Chief Executive Officer

Facsimile No.: (918) 256-2983

with a copy to:	Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.
Street Address: 320 South Boston Avenue, Suite 400 Tulsa, OK 74103-3708 Attn: Michael D. Cooke, Esq. Stuart E. Van De Wiele, Esq. Facsimile No.: (918) 594-0505

If to OG&E, as Owner:

Oklahoma Gas and Electric Company

Street Address:

321 North Harvey Avenue

Oklahoma City, OK 73102-3405

Post Office Box Address:

P.O. Box 321

Oklahoma City, OK 73101-0321

Attn: General Counsel

Facsimile No.: (405) 553-3198

with a copy to:	OGE Energy Corp.
Street Address: 321 North Harvey Avenue Oklahoma City, OK 73102-3405 Post Office Box Address: P.O. Box 321 Oklahoma City, OK 73101-0321 Attn: General Counsel Facsimile No.: (405) 553-3760

If to OG&E, as Operations Manager:

Oklahoma Gas and Electric Company

Street Address:

321 North Harvey Avenue

Oklahoma City, OK 73102-3405

Post Office Box Address:

P.O. Box 321

Oklahoma City, OK 73101-0321

Attn: Vice President, Power Supply

Facsimile No.: (405) 553-2115

with a copy to:	OGE Energy Corp.
Street Address: 321 North Harvey Avenue Oklahoma City, OK 73102-3405 Post Office Box Address: P.O. Box 321 Oklahoma City, OK 73101-0321 Attn: General Counsel Facsimile No.: (405) 553-3760

If to OMPA:

Oklahoma Municipal Power Authority

Street Address:

2300 East Second Street

Edmond, OK 73034-6703

Post Office Box Address:

P.O. Box 1960

Edmond, OK 73083-1960

Attn: General Manager

Facsimile No.: (405) 359-1071

with a copy to:	Oklahoma Municipal Power Authority
Street Address: 2300 East Second Street Edmond, OK 73034-6703 Post Office Box Address: P.O. Box 1960 Edmond, OK 73083-1960 Attn: General Counsel Facsimile No.: (405) 359-1071

(b)       Effective Time. Notice given by personal delivery, mail or overnight courier pursuant to this Section 17.04 shall be effective upon physical receipt. Notice given by facsimile or electronic mail pursuant to this Section 17.04 shall be effective as of (i) the date of confirmed delivery if delivered before 5:00 p.m. Oklahoma time on any Business Day, or (ii) the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Oklahoma time on any Business Day or during any non-Business Day.

17.05   Waivers. Except as otherwise provided herein, no provision of this Agreement may be waived except in writing. No failure by any Party to exercise, and no delay in exercising, short of the statutory period, any right, power or remedy under this Agreement shall operate as a waiver thereof. Any waiver at any time by any Party of its rights with respect to a default under this Agreement, or with respect to any other matter arising in connection therewith, shall not be deemed a waiver with respect to any subsequent default or matter.

17.06   No Reliance. In entering into this Agreement, no Party has relied on any statement, representation or promise of any other Party or any other Person except as expressly stated in this Agreement.

17.07   Assumption of Risk. In entering into this Agreement, each of the Parties assumes the risk of any mistake of fact or Law, and the subsequent discovery by any Party that its understanding of the facts or the Law was incorrect shall not entitle that Party or any other Party to set aside, or attempt to set aside, this Agreement or any provision hereof.

17.08   Waiver of Defenses. Upon the execution of this Agreement, the Parties release each other from any and all claims relating to the formation and negotiation of this Agreement, including but not limited to reformation, rescission, mistake of fact or mistake of Law, and waive, and will not raise in any court, administrative body or other tribunal, any claim in avoidance of or defense to the enforcement of this Agreement except as expressly provided in this Agreement.

17.09   No Third-Party Beneficiaries. None of the promises, rights or obligations contained in this Agreement shall inure to the benefit of any Person other than the Parties; and no action may be commenced or prosecuted against any Party by any third party claiming to be a third-party beneficiary of this Agreement or the transactions contemplated hereby.

17.10   Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, but none of and the rights or obligations of any Party are materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as shall be possible.

17.11   Representation by Counsel. Each Party has been represented by its chosen legal counsel in connection with this Agreement and fully understands the terms of this Agreement.

17.12   Further Assurances. Each Party shall promptly and with all due diligence take all necessary action in aid of obtaining all Permits necessary to carry out its obligations under this Agreement. Each Party, from time-to-time on request, shall execute such other documents and instruments as may be necessary to carry out the purposes and intents of, and consummate the transactions contemplated by, this Agreement.

17.13   GRDA and OMPA Disclosure. Following the execution and delivery of this Agreement by each of the Parties, GRDA and OMPA may disclose this Agreement and its terms (a) to the underwriters of bonds to be issued to finance GRDA’s or OMPA’s Ownership Interest, (b) to counsel for such underwriters, (c) to rating agencies and bond insurers, (d) to credit and liquidity support providers, (e) in any application to Oklahoma Council of Bond Oversight for approval of a bond issue, (f) in any official statement or other disclosure required by applicable securities Law, and (g) to tax authorities in order to obtain letter rulings regarding the tax-exempt status of their respective bonds.

17.14   No Partnership. Nothing in this Agreement shall create a partnership, joint venture, association or trust. The Owners shall affirmatively elect not to apply the provisions of Subchapter K of the Code. Each Owner shall individually bear its respective share of all obligations and liabilities of the Redbud Generating Facility as they arise in accordance with the terms of this Agreement. No Owner shall have any right or power to bind any other Owner without the other Owner’s written consent, except as may be expressly provided in this Agreement. In their relations with each other under this Agreement, the Owners shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm’s length basis in accordance with their own respective self-interests, subject, however, to the obligations of the Owners to act in good faith in their dealings with each other with respect to the Transactions and other activities contemplated hereunder. No Member or Alternate Member has any fiduciary duties or any other duties or obligations to any Owner under or in connection with this Agreement or the Transactions, except (a) as may be otherwise expressly set forth in this Agreement or (b) the duties and obligations any Member or Alternative Member has to the Owner by which such Member or Alternate Member was appointed. No Owner or Affiliate of any Owner, by reason of its Ownership Interest or appointment as a Member or an Alternate Member, shall be precluded from engaging in any activities similar to those to be conducted by the other Owners in respect of the Redbud Generating Facility or any activities incidental or related thereto in the United States of America or anywhere else, and no

Owner or any Affiliate of any Owner shall have any obligation, by reason of its Ownership Interest or appointment as a Member or an Alternate Member, to make available to any other Person any other opportunity that such Owner or any of its Affiliates may have to develop, construct, own, operate, maintain or finance any other project of any kind or nature, including but not limited to any power plant project.

17.15   Ancillary Services. To the extent the Redbud Generating Facility is used or may be used to generate Ancillary Services or related products from time to time, as may be required by applicable Law or otherwise, the Owners shall negotiate in good faith in an attempt to agree on an equitable allocation of the costs and benefits, consistent with their respective Ownership Interests, to account for such Ancillary Services or related products.

17.16   Access. Each Owner and its designees shall have access at any time to the Redbud Generating Facility, subject to the necessity of efficient and safe operation of the Redbud Generating Facility, notwithstanding the fact that the Operations Manager alone shall have possession and control, for and on behalf of all of the Owners, of the Redbud Generating Facility.

17.17   Entire Agreement. This Agreement and the other agreements expressly provided for herein, including all schedules and exhibits hereto and thereto, set forth the entire understanding of the Parties with respect to the subject matter hereof and thereof and supercede all prior oral and written contracts, agreements, arrangements, communications, discussions, representations and warranties between or among the Parties (including the Confidentiality Agreement among GRDA, OG&E and OMPA dated December 7, 2007, which is hereby terminated). This Agreement may be signed in counterparts.

17.18   Cooperation in Financing. Each of the Owners shall cooperate with the other Owners in terms of providing any information about itself and the Redbud Generating Facility that another Owner may be required to disclose under applicable securities Law, or in response to any reasonable request of its lender(s), in connection with the financing or refinancing of its Ownership Interest.

17.19   Amendment. This Agreement may not be amended except by a writing signed by all of the Owners.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

GRAND RIVER DAM AUTHORITY, as Owner By: /s/ Kevin A. Easley Name: Kevin A. Easley Title: Chief Executive Officer

OKLAHOMA GAS AND ELECTRIC COMPANY, as Owner By: /s/ Jesse B. Langston Name: Jesse B. Langston Title: Vice President, Utility Commercial Operations

OKLAHOMA GAS AND ELECTRIC COMPANY, as Operations Manager By: /s/ John Wendling, Jr. Name: John Wendling, Jr. Title: Vice President, Power Supply

OKLAHOMA MUNICIPAL POWER AUTHORITY, as Owner By: /s/ Cindy Holman Name: Cindy Holman Title: General Manager

Exhibit A

GRDA’s Knowledge Persons

Charles Barney, PE, Assistant General Manager Thermal Generation

James M. Stafford, Superintendent Operations, Off System Marketing

Exhibit B

OG&E’s Knowledge Persons

Jesse B. Langston – Vice President, Utility Commercial Operations

John Wendling, Jr. – Vice President, Power Supply

Gary D. Clear – Manager, Power Supply Regulatory Support

Exhibit C

OMPA’s Knowledge Persons

David W. Osburn – Director of Operations

Robin Morecroft – Director of Engineering Services

Exhibit D

Oklahoma Gas and Electric

Administrative and General Expense Allocation Methodology

In order to properly allocate the administrative and general expenses of Oklahoma Gas and Electric Company (OG&E) to co-owners of jointly owned facilities, OG&E adds to the direct cost of the jointly owned facility an amount calculated as follows:

Allocation Amount	= (X * Y) * Z
Where,	X = Total OGE - Enterprise Services Administrative & General Expenses adjusted for taxes and depreciation, as charged to OG&E;

Y = The simple average of the quotients of Power Supply’s portion of Payroll & Benefits, Headcount, and Net Plant divided by the Total OG&E Business Units amount for such categories, respectively; and

Z = The subject plant’s generating capability (e.g., Redbud Generating Facility’s 1,230 MW) as a percent of the total OG&E fleet generating capability.

The Administrative and General Expense Allocation Amount (“Allocation Amount”) is calculated annually. The OGE and OG&E audited financial information is available by the end of February each year. The above calculated Allocation Amount is applied to all billings from February through January of the following year.

This allocation methodology is required to ensure that co-owners of jointly owned facilities and OG&E customers pay the appropriate share of administrative and general expenses and neither group subsidizes the other.

A sample calculation of the Administrative and General Expense Allocation Amount is set forth below:

Exhibit E

Initial Ownership Interests and Pro Rata Shares

GRDA - 36%

OG&E - 51%

OMPA - 13%

Exhibit F

Scheduling, Dispatch and Fuel Procedures

1.	Unit commitment
a.

Operations Manager provides the Net Capability, as well as the net capability and status of the individual units, and other agreed upon detail in an agreeable format to all Owners. The information is updated by the Operations Manager as capabilities and unit statuses change.

i.	The unit status will be online, offline available for commitment, or offline unavailable.
b.	All Owners will submit anticipated needs (separate nominations for Energy and Ancillary Services) to Operations Manager by {_____ CPT} of the day preceding the operating day.
c.	Operations Manager will provide feedback to Owners by {_____ CPT} on the committed units with feedback on duct firing levels if any.
i.	The selection of specific units to be committed will be consistent with the minimization of cost and risk for all owners.
ii.	The unplanned use of duct firing should be avoided by the Operations Manager except under emergencies.
d.

Owners are required to provide an affirmative response to the Operations Manager to accept utilization of duct burners . Acceptance of use of duct burners for energy or ancillary services requires acceptance of associated fuel costs such as pilot gas and duct firing gas.

e.	Owners adjust schedules/tags as needed.
f.	Feedback to Owners on adjustments if any.
g.	Requesting a unit start
i.	A single Owner or multiple Owners may request a unit start at any time (notwithstanding the commitment plan), subject to the applicable start time, ramping, minimum run time , and startup costs
ii.

Owner(s) will have rights to Energy and Ancillary Services from committed unit until the operating day for the next commitment plan. Each Owner reserves the right to recall their Pro Rata Share of Net Capability; provided, however, that the recalling Owner shall reimburse the starting Owner(s) in accordance with procedures to be determined later, and that the Net Capability is only recallable for changes associated with service to the recalling Owner’s firm load obligations

2.	Scheduling

F-1

a.	Intra-day changes are allowed consistent with SPP requirements for tagging and scheduling.
b.	An Owner may request a total amount of Energy and Ancillary Services up to the owner’s share of the Net Capability
c.	The in-merit start-up and ramp Energy allocation process will be determined later.
d.	All Owners are responsible for submitting their schedules/E-tags to SPP.
3.	Gas Issues
a.

Firm natural gas transportation charges will be allocated based on ownership ratio, except for those charges that relate to the volume of gas delivered, which will be allocated on a variable basis in a manner consistent with the determination of natural gas supply responsibilities.

b.

Each Owner’s gas volumes will be calculated on daily average heat rates for base and duct firing separately. Each Owner’s gas volume will be calculated hourly based on their respective actual usage of Net Capability, including the Owner’s share of purchases from and sales to the SPP market by the Operations Manager on behalf of the Owners .

c.	Gas Allocation Process
i.

By { } CPT the day before the operating day, each Owner will determine their generation needs from the plant and corresponding estimated gas burn. This information forms the basis for each Owner’s individual gas purchases and their transportation nomination to the OGT gas pipeline.

ii.	The OGT pipeline will deliver nominated volumes for the applicable gas day(s) (0900 to 0900 CPT) up to limits of applicable gas transportation agreement(s).
iii.	During each operating day (0000 to 2400 CPT) the Operations Manager will commit units based on the unit commitment provisions in this Exhibit F.
iv.

Imbalances of gas volumes between nominated quantities and actual burn for each of the Owners will be accounted for separately in a mutually agreeable manner. By { } CPT of the day following, the Operations Manager will make available to each Owner the estimated MWH, Heat Rate and MMBTU attributable to each Owner’s actual usage of Net Capability. This information will be derived using an allocation algorithm (to be developed) that allows each Owner to make gas buying decisions for the next day’s operations.

v.

Final MWH and MMBtu quantities will be determined for each Owner using billing meter quantities. This information will be available for distribution on or about the middle of the month following the operating month.

vi.

Quantity of gas in each Owner’s respective accounts will be trued up using the information supplied in the power allocation report not more than 5 working days after the power allocation report is published.

4.	SPP Market

F-2

a.

Units will be scheduled (Energy and Ancillary Services) by the Owners and any Energy available, subject to operating limits, from all on-line units will be offered at incremental cost. The calculation methodology along with relevant data pertaining to the calculation will be shared with all Owners.

b.

On-line units are anticipated to be made available to SPP for market dispatch. Exceptions will be during unit startups/shutdowns and any other activity that requires a unit to remain at a stable generating level.

c.

Each Owner acknowledges that the ability to jointly offer unscheduled Energy from an on-line unit into the SPP market is necessary to achieve reasonably economic operation of the units, and that the Owner would not participate in the purchase of the plant at the offered price in the absence of reasonable expectations that the O&O Agreement will provide for such offers. The Owners agree to develop mutually agreeable procedures for the determination of incremental cost and development of an offer curve in a manner that maximizes the value of the units to all Owners collectively and provides that the Operations Manager will submit any offer curve on behalf of all Owners.

d.	The Owners agree to determine, no later than one year after the Effective Date, whether to settle the plant with SPP as one unit or multiple units.
e.

In the event the Owners are unable to reach a mutually satisfactory agreement for either of items (c) or (d) above, the Owners agree to submit the matter to binding arbitration in accordance with the dispute resolution procedures in the O&O Agreement, but with the arbitrator limited to selecting one of the proposals offered by an Owner.

f.

The table below shows the anticipated ratios that will be applied and the instances when they are applicable. Specifics around allocations of SPP EIS Market activity still need to be investigated to ensure all parties are being properly allocated all SPP EIS Market charges associated with operation of the Redbud Generating Facility.

Ratio Name	When Applied
Schedule Ratio	Purchase EIS
Offered Ratio	Selling EIS
Ownership Ratio	1. Plant generates more than stated Plant Capability for an hour 2. Uninstructed Deviation 3. Revenue Neutrality Uplift 4. Miscellaneous Charge Type

Schedule Ratio:  Is the ratio of an Owner’s Scheduled MWs divided by the total Scheduled MW.  Owner 1’s Scheduled Ratio:

F-3

Offered Ratio:  Is the ratio of an Owner’s Unallocated Portion divided by the total Unallocated Portion. Owner 1’s Offered Ratio is equal to:

Unallocated Portion: Any portion of a Counterparty’s Pro that has not been scheduled as defined or allocated to an Ancillary Service. Owner 1’s Unallocated Portion is equal to:

g.	Billing and Invoicing
i.	The Initial SPP Settlement Statement for the Operating Day will be received by end of business seven Business Days after the Operating Day.
ii.

Every Thursday by 0800, OG&E will download the official SPP invoice that rolls up the previous Wednesday through Tuesday Settlement Days. OG&E intends to send each Owner an invoice reflecting its portion of the charges/credits for the Redbud Generating Facility on the following Business Day. Similar to the SPP calendar regarding payments and credits, OG&E requires payments to be received by end of business on the Wednesday following the invoice and will make payments to the Owners by end of business on the second Friday following the invoice. For example:

SPP Invoice Date:	Thursday, March 6, 2008
OMPA to Receive Invoice:	Friday, March 7, 2008
OMPA makes any Payments Due to OG&E:	Tuesday, March 12, 2008
OG&E makes any Payments Due to SPP:	Wednesday, March 13, 2008
OG&E receives any Credits from SPP:	Friday, March 15, 2008
OMPA receives any Credits Due from OG&E:	Monday, March 18, 2008
h.	OG&E will submit the resource plan, offer curves, and Ancillary Service Plans on behalf of all Owners.
i.

OG&E will file disputes associated with the Redbud Generating Facility on behalf of all Owners. OG&E will file a dispute when the difference between the SPP Settlement Statement and OG&E’s internal shadow settlement is $500 or greater for any hourly SPP EIS charge type. The thresholds will be reviewed at least quarterly to determine if they are appropriate. SPP dictates that a party can file a dispute up to 90 days after the initial settlement date, but OG&E intends on filing no later than 14 Business Days after the settlement date.

5.	Other
a.

Utilization of Ancillary Services will be available to all Owners to the extent reasonable by the SPP Tariff and SPP Systems. Each Owner may nominate, up to their Ownership Interest, any amount of their available capability for Ancillary Services. Owners shall identify the amount of Ancillary Services in their daily

F-4

nominations to the Operations Manager, who has the option to supply the Ancillary Services from an alternate resource.

b.	Feasibility of all four units being equipped with automatic generation control capability will be examined and a recommendation will be made to the Executive Committee.
c.	The Operations Manager will provide all readily available operating information to all Owners.
d.

The Operations Manager will cooperate with any Owner(s) wanting to install RTUs or other acceptable output measurement for all four units. The cost of such equipment and installation shall be at the responsibility of requesting Owners, who will have exclusive rights to the information.

e.

The Operations Manager has the option to supply any Owner’s Energy schedule associated with the Redbud Generating Facility from alternate resources when applicable, provided that such alternative arrangements do not have a significant adverse impact on the Owner as compared to the supply of Energy from one of the units at the Redbud Generating Facility.

f.

The Energy replacement costs associated with reserve sharing for the Redbud Generating Facility will be passed through at cost without escalation to all Owners. This includes all responding companies including OG&E.

F-5

Exhibit G

Form of Agreement of Representation

[Date]

Grand River Dam Authority

226 Dwain Willis Avenue

Vinita, Oklahoma 74301-4654

Attn:____________________

Facsimile No.: (918) ___-____

Oklahoma Gas and Electric Company

321 North Harvey Avenue

Oklahoma City, Oklahoma 73102-3405

Attn:____________________

Facsimile No.: (405) 553-____

Oklahoma Municipal Power Authority

2300 East Second Street

Edmond, Oklahoma 73034-6703

Attn: General Manager

Facsimile No.: (405) 359-1071

Re: Agreement of Representation – EPA Allowance Programs

Ladies and Gentlemen:

Reference is made to that certain Redbud Generating Facility Ownership and Operating Agreement dated as of January 21, 2008 (“O&O Agreement”), by and among Grand River Dam Authority, a governmental agency of the State of Oklahoma and a body politic and corporate (“GRDA”), Oklahoma Gas and Electric Company, an Oklahoma corporation (“OG&E”), and Oklahoma Municipal Power Authority, a governmental agency of the State of Oklahoma and a body politic and corporate (OMPA”). Capitalized terms used in this letter agreement (“Agreement”) and not otherwise defined herein shall have the respective meanings ascribed to such terms in the O&O Agreement.

Pursuant to Section 6.05 of the O&O Agreement, the Owners have agreed (among other things) to execute an Agreement of Representation, substantially in the form of Exhibit G to the O&O Agreement, to facilitate the participation of the Redbud Generating Facility in the allowance trading programs established under the Acid Rain Program. This Agreement has been executed as of the date first written above pursuant to said agreement of the Owners under Section 6.05 of the O&O Agreement. The representation authorized under this Agreement relates to allowances and accounts associated with the operation of only the Redbud Generating Facility, and nothing in this Agreement permits the establishment of, or the interaction with,

G-1

accounts of the Owners that are associated with other generating facilities, including EPA General Accounts.

Pursuant to regulations adopted by the U.S. Environmental Protection Agency (“EPA”) to implement the Clean Air Act (“Act”), allowance accounts must be established for the purpose of holding and transferring nitrogen oxide (NOx), sulfur dioxide (SO2), and mercury (Hg) emission allowances allocated to affected sources, and general allowance accounts also may be established. The Operations Manager shall establish accounts for the NOx, SO2 and Hg allowance programs for the Redbud Generating Facility (“Accounts”). Employees of the Operations Manager will serve as the designated representative and/or authorized account representative (“Representative”) and the alternate (“Alternate”) for the Accounts on the terms and subject to the conditions of this Agreement. Each Owner shall establish its own NOx, SO2 and Hg allowance accounts for dsitribution of their Pro Rata Shares of NOx, SO2 and Hg allowances allocated to the Redbud Generating Facility.

Accordingly, [John Wendling] is authorized to act as the Representative, and [David Branecky] is authorized to act as the Alternate for the existing Accounts, and to establish such additional emission allowance accounts as may be necessary to fulfill their duties under this Agreement. Accounts may be established in the name of any Owner, or in the name of the Operations Manager for the benefit of any Owner.

The Representative and Alternate shall commence their duties under this Agreement as of the Closing Date. The Alternate may act in lieu of the Representative at any time or from time to time, as mutually determined by the Representative and Alternate, subject only to the limitations set forth below which apply in the event the Representative or Alternate resigns or is discharged or otherwise incapacitated. In acting in lieu of the Representative, the Alternate will be subject to the terms and conditions of this Agreement as if he were the Representative. In addition, the Representative and Alternate shall be authorized, if permitted under the relevant regulations and emission programs, to name one or more employees or agents of the Operations Manager as their agents (“Agents”) for the purposes of discharging some or all of their rights and responsibilities regarding the Accounts. Changes in the appointments of Agents by the Representative and Alternate shall be accompanied by written notice, furnished by the Operations Manager in accordance with Section 17.04 of the O&O Agreement, to each Owner.

If the Representative or his Agents are temporarily absent, unavailable or otherwise unable to perform their duties and responsibilities under the applicable allowance program and this Agreement at any time, the Representative shall notify the Alternate of the unavailability and the Alternate and his Agents shall assume the duties and responsibilities of the Representative under the applicable regulations and this Agreement without formal notice or communication to or from any Owner or the Operations Manager.

If at any time the Representative resigns or is discharged or otherwise incapacitated, the Operations Manager shall notify the Alternate through a written notice, signed by an officer of the Operations Manager, and authorize the Alternate and his Agents to assume the duties of the Representative. In such event, neither the Representative nor his Agents shall be authorized to perform any duties related to the Accounts, unless and until a written notice, signed by an officer of the Operations Manager, has been issued authorizing the resumption of duties by the

G-2

Representative and his Agents. If at any time the Alternate resigns or is discharged or otherwise incapacitated, the Operations Manager shall notify the Representative through a written notice, signed by an officer of the Operations Manager. In such event, neither the Alternate nor his Agents shall be authorized to perform any duties related to the Accounts, unless and until a written notice, signed by an officer of the Operations Manager, has been issued authorizing the resumption of duties by the Alternate and his Agents. A copy of each written notice issued by the Operations Manager affecting the authority of the Representative or the Alternate and their respective Agents shall be delivered to the Representative, the Alternate, their Agents, and each Owner.

During the performance of their duties hereunder, the Representative and Alternate will continue to be employees of OG&E and will be deemed to be employees of OG&E in its capacity as the Operations Manager, and none of the Representative, Alternate or any of their respective Agents will be construed at any time to be an employee of OG&E in its capacity as an Owner or of any other Owner. Except as provided elsewhere in this Agreement, all salaries, benefits, expenses, and other costs associated with their activities hereunder will be the responsibility of the Operations Manager, subject to reimbursement by each Owner in accordance with the O&O Agreement. The Operations Manager shall provide appropriate support to the Representative, Alternate and their respective Agents to allow them to carry out their duties hereunder.

The Operations Manager may change the Representative or the Alternate by submitting a new agreement for the approval of the Owners, which shall not be unreasonably withheld, and preparing and filing a new certificate of representation with EPA. If individual employees of the Operations Manager acting as the Representative, Alternate or an Agent leave the employment of the Operations Manager their authority to act as Representative, Alternate or Agent, as the case may be, shall cease immediately upon termination of employment. If the Operations Manager engages any individual or other Person to act as an Agent of the Representative or Alternate, the authority of such individual or other Person to act as an Agent of the Representative or Alternate shall cease immediately upon the termination of their engagement by the Operations Manager or upon the termination of employment of the applicable Representative or Alternate.

The duties of the Representative, Alternate and their respective Agents shall be those specified in the Clean Air Act or other applicable federal or state law, as implemented by the applicable regulations. The Representative and Alternate shall represent and legally bind each Owner to the extent specified by applicable law and regulations in all matters pertaining to the relevant emissions program Accounts. The Agents of the Representative and Alternate shall represent and legally bind each Owner to the extent specified by applicable law and regulations, but only with respect to those matters pertaining to the relevant emissions program that are delegated to them by the Representative and the Alternate, as applicable.

The Representative shall use the electronic account management system (CAMD Business System) established by the EPA for conducting all transactions in allowances under this Agreement and shall cause the automatic notification via electronic mail of one representative of each Owner. Each Owner will provide the Representative with the name and e-mail address of the individual to whom such notification shall be sent.

G-3

Each Owner hereby grants all necessary authority to the Representative, Alternate and their respective Agents to carry out the duties and responsibilities of said positions. Each Owner agrees to be fully bound by and liable for any actions, inactions or submissions made by the Representative, Alternate and their Agents acting in their respective capacities as such, and further agrees to be bound by any order issued to the Representative, Alternate or any Agent by the EPA or any other federal or state regulatory agency or a court having appropriate jurisdiction over its Accounts. Notwithstanding the foregoing, each Owner retains the right to contest the validity of any such order in accordance with law.

The term of this Agreement shall commence on the Closing Date and shall continue until the expiration or termination of the O&O Agreement, except to the extent that this Agreement is terminated earlier or the Operations Manager is removed, resigns or is deemed to have resigned in accordance with Section 6.07 of the O&O Agreement. This Agreement may be terminated at any time, as between any Owner and the Operations Manager, by the submission of thirty days advance written notice by such Owner or the Operations Manager to the other, with a copy to the other parties. This Agreement is also subject to termination at any time by mutual assent of the parties. The Representative, Alternate and their respective Agents shall continue to act subject to the terms and conditions of this Agreement until it is amended or replaced and a complete certificate of representation has been filed with EPA for a replacement Representative or Alternate.

The Operations Manager shall not be liable to any Owner, whether in contract, tort, negligence, strict liability or otherwise, for costs, damages, fines or penalties associated with any action or failure to act of the Representative or the Alternate or their respective Agents under this Agreement, except for any costs, damages, fines or penalties caused by the willful misconduct or gross negligence of the Representative or the Alternate or their respective Agents, which materially affects such Owner.

This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the substantive Laws of the State of Oklahoma without reference to any principles of conflicts of Laws thereof.

All notices, requests, claims, demands and other communications required hereunder or served, given or made in connection with this Agreement shall be served shall be given or made in accordance with Section 17.04 of the O&O Agreement.

None of the promises, rights or obligations contained in this Agreement shall inure to the benefit of any Person other than the parties hereto and their respective successors and permitted assigns. No Owner may assign or otherwise transfer in whole or in part (whether by operation of Law or otherwise), this Agreement or any right, interest or obligation of such Owner hereunder without the prior written consent of the Operations Manager, and any attempt to do so shall be null and void, provided that, to the extent any Owner assigns or otherwise transfers all or any portion of its Ownership Interest in accordance with the O&O Agreement, such Owner may assign or otherwise transfer, without the prior written consent of the Operations Manager, all or a corresponding portion of its rights, interests and obligations hereunder together with the Ownership Interest (or portion thereof) so assigned or transferred. The Operations Manager may

G-4

not assign or otherwise transfer this Agreement or any right, interest or obligation of the Operations Manager hereunder without the prior written consent of all other parties hereto.

This Agreement is delivered pursuant to and is subject to the terms of the O&O Agreement. In the event that any provision of this Agreement is construed to conflict with any provision of the O&O Agreement, the provisions of the O&O Agreement shall be deemed controlling.

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

If the foregoing is acceptable to you, please so confirm by executing duplicate copies of this Agreement at the place designated for your signature and returning one of them so executed to us, thereby constituting this letter a binding agreement among the Owners and the Operations Manager.

OKLAHOMA GAS AND ELECTRIC COMPANY, as Operations Manager
By: ______________________________
[OFFICER]
[TITLE]
Confirmed and accepted as of the date first written above by:
OKLAHOMA GAS AND ELECTRIC COMPANY, as Owner
By: ______________________________
[OFFICER]
[TITLE]
GRAND RIVER DAM AUTHORITY, as Owner
By: ______________________________
[OFFICER]
[TITLE]
OKLAHOMA MUNICIPAL POWER AUTHORITY, as Owner
By: ______________________________
[OFFICER]
[TITLE]

G-5